Exhibit 10.1
Execution Version

AMENDED AND RESTATED CREDIT AGREEMENT
among
BRPI ACQUISITION CO LLC,
LINGO MANAGEMENT, LLC,
UNITED ONLINE, INC.,
and
YMAX CORPORATION,
as the Borrowers,
THE SUBSIDIARIES OF THE BORROWER FROM TIME TO TIME PARTY HERETO,
as the Secured Guarantors,
BANC OF CALIFORNIA,
as Sole Lead Arranger, Sole Book Manager
and Administrative Agent,
and
THE LENDERS PARTY HERETO
Dated as of January 6, 2025

Page
1.01    Defined Terms.    1
1.02    Other Interpretive Provisions.    37
1.03    Accounting Terms.    38
1.04    Rounding.    39
1.05    Times of Day.    39
1.06    UCC Terms.    39
1.07    Rates.    40
ARTICLE II COMMITMENTS AND TERM LOANS    40
2.01    Term Loans; Term Loan Commitments.    40
2.02    [Reserved].    42
2.03    [Reserved].    42
2.04    [Reserved].    42
2.05    [Reserved].    42
2.06    Optional Prepayments.    42
2.07    Mandatory Prepayments.    42
2.08    [Reserved].    44
2.09    Repayment of Term Loans.    44
2.10    Interest and Default Rate.    44
2.11    Fees.    44
2.12    Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.    45
2.13    Evidence of Debt.    45
2.14    Payments Generally; Administrative Agent’s Clawback.    46
2.15    Sharing of Payments by Lenders.    47
2.16    Incremental Term Loans.    48
2.17    Defaulting Lenders.    49
2.18    Acknowledgment and Consent to Bail-In of Affected Financial Institutions.    50
ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY    51
3.01    Taxes.    51
3.02    Illegality.    55
3.03    Index Cessation.    55
3.04    Increased Costs.    58
3.05    Compensation for Losses.    59
3.06    Designation of a Different Lending Office.    59
3.07    Survival.    60
ARTICLE IV CONDITIONS PRECEDENT    60
4.01    Conditions of Term Loans.    60
ARTICLE V REPRESENTATIONS AND WARRANTIES    63
5.01    Existence, Qualification and Power.    63
5.02    Authorization; No Contravention.    63
5.03    Governmental Authorization; Other Consents.    63
i

(continued)
Page
5.04    Binding Effect.    64
5.05    Financial Statements; No Material Adverse Effect.    64
5.06    Litigation.    65
5.07    No Default.    65
5.08    Ownership of Property.    65
5.09    Environmental Compliance.    65
5.10    Insurance.    65
5.11    Taxes.    66
5.12    ERISA Compliance.    66
5.13    Margin Regulations; Investment Company Act.    67
5.14    Disclosure.    67
5.15    Compliance with Laws.    68
5.16    Solvency.    68
5.17    Casualty, Etc.    68
5.18    Sanctions Concerns.    68
5.19    Responsible Officers.    68
5.20    Subsidiaries; Equity Interests; Loan Parties.    68
5.21    Collateral Representations.    69
5.22    Beneficial Ownership Certification.    70
5.23    [Reserved].    71
5.24    Intellectual Property; Licenses, Etc.    71
5.25    Labor Matters.    71
ARTICLE VI AFFIRMATIVE COVENANTS    71
6.01    Financial Statements.    71
6.02    Certificates; Other Information.    73
6.03    Notices.    76
6.04    Taxes.    77
6.05    Preservation of Existence, Etc.    77
6.06    Maintenance of Properties.    77
6.07    Maintenance of Insurance.    77
6.08    Compliance with Laws.    78
6.09    Books and Records.    78
6.10    Inspection Rights.    78
6.11    Use of Proceeds.    79
6.12    Material Contracts.    79
6.13    Covenant to Guarantee Obligations.    79
6.14    Covenant to Give Security.    79
6.15    Further Assurances.    80
6.16    [Reserved].    81
6.17    Compliance with Terms of Leaseholds.    81
6.18    Compliance with Environmental Laws.    81
ARTICLE VII NEGATIVE COVENANTS    81
7.01    Liens.    81

(continued)
Page
7.02    Indebtedness.    83
7.03    Investments.    84
7.04    Fundamental Changes.    85
7.05    Dispositions.    86
7.06    Restricted Payments.    87
7.07    Change in Nature of Business.    87
7.08    Transactions with Affiliates.    87
7.09    Burdensome Agreements.    88
7.10    Use of Proceeds.    88
7.11    Financial Covenants.    88
7.12    [Reserved].    90
7.13    Amendments of Organization Documents; Fiscal Year; Legal Name, State of Formation; Form of Entity and Accounting Changes.    90
7.14    Sale and Leaseback Transactions.    90
7.15    Prepayments, Etc. of Indebtedness.    90
7.16    [Reserved].    90
7.17    [Reserved].    90
7.18    Sanctions.    90
ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES    90
8.01    Events of Default.    90
8.02    Remedies upon Event of Default.    93
8.03    Application of Funds.    93
ARTICLE IX ADMINISTRATIVE AGENT    94
9.01    Appointment and Authority.    94
9.02    Rights as a Lender.    95
9.03    Exculpatory Provisions.    95
9.04    Reliance by Administrative Agent.    96
9.05    Delegation of Duties.    97
9.06    Resignation of Administrative Agent.    97
9.07    Non-Reliance on Administrative Agent and Other Lenders.    98
9.08    No Other Duties, Etc.    98
9.09    Administrative Agent May File Proofs of Claim; Credit Bidding.    98
9.10    Collateral and Guaranty Matters.    99
9.11    Secured Cash Management Agreements and Secured Hedge Agreements.    100
9.12    Certain ERISA Matters.    100
ARTICLE X CONTINUING GUARANTY    101
10.01    Guaranty.    101
10.02    Rights of Lenders.    102
10.03    Certain Waivers.    102
10.04    Obligations Independent.    103
10.05    Subrogation.    103
10.06    Termination; Reinstatement.    103

(continued)
Page
10.07    Stay of Acceleration.    103
10.08    Condition of Borrowers.    103
10.09    Appointment of Borrowers.    104
10.10    Right of Contribution.    104
10.11    Keepwell.    104
ARTICLE XI MISCELLANEOUS    104
11.01    Amendments, Etc.    104
11.02    Notices; Effectiveness; Electronic Communications.    106
11.03    No Waiver; Cumulative Remedies; Enforcement.    108
11.04    Expenses; Indemnity; Damage Waiver.    109
11.05    Payments Set Aside.    111
11.06    Successors and Assigns.    111
11.07    Treatment of Certain Information; Confidentiality.    115
11.08    Right of Setoff.    116
11.09    Interest Rate Limitation.    117
11.10    Counterparts; Integration; Effectiveness.    117
11.11    Survival of Representations and Warranties.    118
11.12    Severability.    118
11.13    Replacement of Lenders.    118
11.14    Governing Law; Jurisdiction; Etc.    119
11.15    Waiver of Jury Trial.    120
11.16    Subordination.    122
11.17    No Advisory or Fiduciary Responsibility.    122
11.18    Electronic Execution of Assignments and Certain Other Documents.    123
11.19    USA PATRIOT Act Notice.    123
11.20    Borrowing Agency Provisions.    123
11.21    Waiver of Subrogation.    124
11.22    Amendment and Restatement; No Novation.    124

(continued)
Page
BORROWER PREPARED SCHEDULES
Schedule 1.01(c)    Responsible Officers
Schedule 5.06    Litigation
Schedule 5.10    Insurance
Schedule 5.11    Tax Matters
Schedule 5.12    Pension Plans
Schedule 5.20(a)    Subsidiaries, Joint Ventures, Partnerships and Other Equity Investments
Schedule 5.20(b)    Loan Parties
Schedule 5.21(b)(i)    Intellectual Property
Schedule 5.21(c)    Documents, Instrument, and Tangible Chattel Paper
Schedule 5.21(d)(i)    Deposit Accounts & Securities Accounts
Schedule 5.21(d)(ii)    Electronic Chattel Paper & Letter-of-Credit Rights
Schedule 5.21(e)    Commercial Tort Claims
Schedule 5.21(f)    Pledged Equity Interests
Schedule 5.21(g)(i)    Other Properties
Schedule 5.21(h)    Material Contracts
Schedule 7.01    Existing Liens
Schedule 7.02    Existing Indebtedness
Schedule 7.03    Existing Investments
Schedule 7.08    Affiliate Transactions
Schedule 11.06(b)    Non-Assignment Persons

ADMINISTRATIVE AGENT PREPARED SCHEDULES
Schedule 1.01(a)    Certain Addresses for Notices
Schedule 1.01(b)    Commitments and Applicable Percentages

EXHIBITS
Exhibit A    Form of Administrative Questionnaire
Exhibit B    Form of Assignment and Assumption
Exhibit C    Form of Compliance Certificate
Exhibit D    Form of Joinder Agreement
Exhibit E    Form of Loan Notice
Exhibit F    Form of Term Note
Exhibit G    Form of Secured Party Designation Notice
Exhibit H    Form of Solvency Certificate
Exhibit I    Form of Officer’s Certificate
Exhibit J    Forms of U.S. Tax Compliance Certificates
Exhibit K    Form of Funding Indemnity Letter
Exhibit L    Form of Landlord Waiver
Exhibit M    Form of Financial Condition Certificate
Exhibit N    Form of Authorization to Share Insurance Information
Exhibit O    Form of Notice of Loan Prepayment
v

AMENDED AND RESTATED CREDIT AGREEMENT
This AMENDED AND RESTATED CREDIT AGREEMENT, dated as of January 6, 2025, is entered into by and among BRPI ACQUISITION CO LLC, a Delaware limited liability company (“Holdco”), LINGO MANAGEMENT, LLC, a Delaware limited liability company (“Lingo”), UNITED ONLINE, INC., a Delaware corporation (“United Online”), and YMAX CORPORATION, a Delaware corporation (“YMax”, and together with Holdco, Lingo, and United Online, each, a “Borrower” and collectively, the “Borrowers”), jointly and severally, the Secured Guarantors (defined herein), the Lenders (defined herein), and BANC OF CALIFORNIA, as successor-in-interest to Banc of California, N.A., as the Administrative Agent.
PRELIMINARY STATEMENTS
WHEREAS, the parties wish to amend and restate the Original Credit Agreements (as defined herein) in their entirety as this Agreement to, among other things, provide for: (i) the Lenders making new term loans to the Borrowers in the aggregate original principal amount of $80,000,000, the proceeds of which the Borrowers shall use, along with Borrower’s cash payment on the date hereof, to repay in full the outstanding balance of Obligations (under and as defined in the Original Credit Agreements, the “Original Credit Agreements Obligations”), and (ii) to make certain other modifications, all as set forth below.
WHEREAS, the Lenders have agreed to make such term loans to the Borrowers and to permit the Borrowers to request such additional optional term loans on the terms and subject to the conditions set forth herein.
NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
1.01Defined Terms.
As used in this Agreement, the following terms shall have the respective meanings set forth below:
“Acquired EBITDA” means, with respect to any acquired entity or business (any of the foregoing, a “Pro Forma Entity”) for any period prior to the applicable acquisition or conversion, the amount for such period of Consolidated Adjusted EBITDA of such Pro Forma Entity (determined as if references to the Borrowers and the Subsidiaries in the definition of the term “Consolidated Adjusted EBITDA” (and in the component definitions used therein) were references to such Pro Forma Entity and its subsidiaries which will become Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.
“Acquisition” means the acquisition, whether through a single transaction or a series of related transactions, of (a) a majority of the Voting Stock or other controlling ownership interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity or other ownership interest or upon the exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, or (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person.
“Additional Secured Obligations” means (a) all obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements and (b) all reasonable and documented out-of-pocket costs and expenses incurred in connection with enforcement and collection of the foregoing, including the reasonable and documented fees, charges and disbursements of external counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that Additional Secured Obligations of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.
“Administrative Agent” means Banc of California in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 1.01(a), or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit A or any other form approved by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any U.K. Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Aggregate Commitments” means the Commitments of all the Lenders.
“Agreement” means this Amended and Restated Credit Agreement, as the same may be amended, amended and restated, or supplemented from time to time.
“Applicable Margin” means, for any day, the interest rate margin per annum set forth below opposite the applicable Level then in effect (based on the Consolidated Total Funded Debt Ratio) to be added to Term SOFR:

Level	Consolidated Total Funded Debt Ratio	Applicable Margin
1	˃ 2.00:1.00	3.50%
2	˃ 1.50:1.00 and ≤ 2.00:1.00	3.25%
3	> 1.00:1.00 and ≤ 1.50:1.00	3.00%
4	≤ 1.00:1.00	2.75%

Any increase or decrease in the Applicable Margin resulting from a change in the Consolidated Total Funded Debt Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Level 1 shall apply, in each case as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the first Business Day following the date on which such Compliance Certificate is delivered.
Notwithstanding anything to the contrary contained in this definition, (a) the determination of the Applicable Margin for any period shall be subject to the provisions of Section 2.10(b) and (b) the Applicable Margin shall be set forth in Level 2 from the Restatement Closing Date until the first Business Day immediately following the date a Compliance Certificate is delivered to the Administrative Agent pursuant to Section 6.02(b) for the fiscal quarter ending March 31, 2025. Any adjustment in the Applicable Margin shall be applicable to all Term Loans then existing or subsequently made or issued.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” means Banc of California, in its capacity as sole lead arranger and sole book manager.
“Asset Disposition” means the sale, sale and leaseback, transfer, conveyance, exchange, license, lease or other disposition (including by means of a merger, consolidation, amalgamation or joint venture) of any of the properties, business or assets (other than cash and Cash Equivalents disposed of in the ordinary course of business) of any Borrower or any Secured Guarantor to any Person or Persons; provided that Asset Dispositions shall not include any of the following:
(a)the sale of inventory or performance of services in the ordinary course of business;
(b)dispositions of assets or property between or among the Loan Parties;
(c)dispositions in the ordinary course of business constituting the sale or discount of customer accounts reasonably deemed by any Borrower or Secured Guarantor to be uncollectible;
(d)the non-exclusive license (as licensor or sublicensor) of Intellectual Property in the ordinary course of business, and the license, transfer and other dispositions of Intellectual Property rights (including by allowing such Intellectual Property rights to lapse) if in the exercise of the applicable Borrower’s or Secured Guarantor’s reasonable business judgment it shall have determined that such Intellectual Property rights are no longer useful in its business;
(e)the disposition of obsolete or worn-out assets in an aggregate amount not exceeding $1,000,000 in any Fiscal Year;
(f)subject to Section 2.07(e), dispositions that constitute a casualty, taking or condemnation;
(g)the termination of leases or subleases and surrender or sublease of real or personal property in the ordinary course of business; and
(h)dispositions of the type described in clauses (e), (g) and (i) of the definition of Permitted Transfers.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit B or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.
“Attributable Indebtedness” means, on any date, subject to Section 1.03(a) regarding the treatment of leases, (a) in respect of any Finance Lease Obligations of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Finance Lease Obligation.
“Audited Financial Statements” means, collectively, the audited Consolidated balance sheet of (i) Holdco and its Subsidiaries and (ii) Lingo and its Subsidiaries, in each case, for the fiscal year ended December 31, 2023, and the related Consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of December 31, 2023 and its Subsidiaries, including the notes thereto.
“Authorization to Share Insurance Information” means the authorization substantially in the form of Exhibit N (or such other form as required by each of the Loan Party’s insurance companies).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings)..

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the ode or (c) any Person whose assets include (for purposes of ERISA) Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”
“Banc of California” means Banc of California, as successor-in-interest to Banc of California, N.A., and its successors and assigns.
“Bankruptcy Code” means Title II of the United States Code entitled “Bankruptcy” as now and hereafter in effect, or any successor statute.
“Base Rate” for any day, a rate per annum equal to the greater of (x) the Federal Funds Effective Rate in effect on such day plus ½ of 1% per annum, and (y) the rate of interest per annum as published as the “Prime Rate” for U.S. banks in The Wall Street Journal as of such date; provided that, if the Base Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Lenders may make commercial loans or other loans at rates of interest at, above or below the Base Rate. If, for any reason, the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (x) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Federal Funds Rate or the “Prime Rate,” as the case may be, shall be effective on the effective date of such change in the Federal Funds Rate or the “Prime Rate,” as applicable.
“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).
“Borrower” and “Borrowers” have the respective meanings specified in the introductory paragraph hereto.
“Borrowers Materials” has the meaning specified in Section 6.02.
“Borrowing” means a borrowing of Term Loans from Lenders pursuant to the terms and conditions hereof.
“Borrowing Agent” means Holdco.
“BullsEye” means BullsEye Telecom, LLC, a Michigan limited liability company

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of California, provided, however, that if such day relates to a SOFR Loan, the term “Business Day” excludes any day on which the Securities Industry and Financial Markets Association (SIFMA) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations) that, in conformity with GAAP, are or are required to be included as Capital Expenditures on the consolidated statement of cash flows of such Person.
“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Permitted Liens):
(a)readily marketable securities issued by or directly, unconditionally and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than three hundred sixty-five days (365) days from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;
(b)any readily marketable direct obligations issued by any other agency of the United States, any state of the United States or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than three hundred sixty-five days (365) from the date of acquisition thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s;
(c)any dollar-denominated time deposits, insured certificates of deposit, overnight bank deposits or bankers’ acceptances of, any (i) Lender or commercial bank that is (x) organized under the laws of the United States, any state thereof or the District of Columbia, (y) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (z) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 (ii) having maturities of not more than three hundred sixty-five (365) days;
(d)commercial paper issued by any Person organized under the laws of any state of the United States and rated at least “P-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than one hundred eighty (180) days from the date of acquisition thereof; and
(e)Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b), (c) and (d) of this definition.
“Cash Management Agreement” means any agreement that is not prohibited by the terms hereof to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.
“Cash Management Bank” means (i) Banc of California or one of its Affiliates, and (ii) any Lender or one of such Lender’s Affiliates that is a party to a Secured Cash Management Agreement approved in by Administrative Agent in writing in Administrative Agent’s sole discretion.
“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.
“Change in Law” means the occurrence, after the Restatement Closing Date, (or, if later, the date the relevant Lender becomes a party to this Agreement) of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means an event or series of events by which:
(a)[Reserved];
(b)Ultimate Parent fails to own and control, directly or indirectly, 100% of the Equity Interests of Parent;
(c)Parent fails to own and control, directly or indirectly, 100% of the Equity Interests of any Borrower; or
(d)except as permitted by the terms of Section 7.04 of this Agreement, any Borrower fails to own and control, directly or indirectly, 100% of the Equity Interests of any of its Subsidiaries that is a Loan Party, provided that if such Equity Interests are transferred to another Loan Party, such transfer shall not constitute a Change of Control.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties; provided, however, that Collateral shall not include any Excluded Property.
“Collateral Assignment of Purchase Agreement” means that certain Collateral Assignment of Rights Under Purchase Agreement, dated as of August 16, 2022, by and among the Borrower, BullsEye and Administrative Agent.
“Collateral Documents” means, collectively, the Security Agreement, each Joinder Agreement, Collateral Assignment of Purchase Agreement, each of the security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.14, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.
“Commercial Tort Claims” has the meaning ascribed to the term “Commercial tort claims” in such term in Section 9-102(a)(13) of the UCC.
“Commitment” means a Term Loan Commitment.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) as amended from time to time, or any successor statute.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C.
“Conforming Changes” shall mean, with respect to either the use or administration of the Index or the use, administration, adoption or implementation of any replacement Index, any technical, administrative or operational changes (including changes to the definition of “Business Day” and “Interest Rate” , and “U.S. Government Securities Business Day”), the timing and frequency of determining rates and making payments of interest, the timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) Administrative Agent reasonably decides may be appropriate or necessary to reflect the adoption and implementation of such Index or to permit the use and administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent decides adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines no market practice for the administration of such Index exists, in such other manner of administration as Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated” means, when used with reference to financial statements or financial statement items of Borrowers and their Subsidiaries, or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.
“Consolidated Adjusted EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for Borrowers and their Subsidiaries in accordance with GAAP,
(a)    net income for the most recently completed Measurement Period, plus
(b)    the following for the most recently completed Measurement Period to the extent deducted in calculating such net income (without duplication):
(i)    Consolidated Interest Charges,
(ii)    the provision for federal, state, local and foreign income taxes paid or accrued during such period (including in respect of repatriated funds), tax settlements,

fees and penalties and any amounts distributed for the payment of any taxes by, or on behalf of, any direct or indirect parent of Holdco,
(iii)    depreciation and amortization expense,
(iv)    non-cash charges, expenses, write-downs and losses (excluding any such non-cash charges, expenses, write-downs or losses to the extent (A) there were cash charges with respect to such charges, expenses, write-downs and losses in past accounting periods or (B) there is a reasonable expectation that there will be cash charges with respect to such charges, expenses, write-downs and losses in future accounting periods), including impairment charges or the impact of purchase or recapitalization accounting adjustments and any non-cash compensation, non-cash translation (gain) loss, non-cash foreign exchange loss and non-cash expense relating to the vesting of warrants and any impairment charge or asset write-off and any amortization of intangibles pursuant to FASB ASC 805,
(v)    [reserved],
(vi)    any other contingent or deferred payment obligations (including severance, retention, non-compete payments and consulting payments) in an amount not to exceed $500,000 in the aggregate;
(vii)    any Transaction-Related Costs in an amount not to exceed $1,000,000 in the aggregate,
(viii)    up to $500,000 in the aggregate of fees, costs, and expenses incurred prior to the first anniversary of the Restatement Closing Date in connection with the negotiation, documentation or closing of this Agreement,
(ix)    stock-based compensation expense and other non-cash compensation expense (including deferred non-cash compensation expenses),
(x)    unrealized losses on Master Agreements and swaps,
(xi)    Litigation or Dispute Settlement Charges or Gains in an amount not to exceed $2,000,000 in the aggregate;
(xii)    the amount of all fees, costs and expenses incurred in connection with any amendment, modification or supplement of any Loan Document, including any consent or waiver fees payable in connection therewith in an amount not to exceed $750,000 in the aggregate,
(xiii)    proceeds of business interruption insurance (to the extent actually received),
(xiv)    [reserved],
(xv)    losses and expenses from (or incurred in connection with) discontinued operations, divested joint ventures and other divested investments,

(xvi)    contingent or deferred payments (including non-compete payments and other consulting payments) incurred in connection with the Permitted Acquisitions, Investments and other transactions not prohibited by the Loan Documents, and earn-out obligation expense (including adjustments thereto), to the extend incurred, paid or accrued during such period, in an amount not to exceed $1,000,000 in the aggregate,
(xvii)    non-cash charges incurred pursuant to any management equity plan, profits interest or stock option plan or any other management or employee benefit plan or agreement, pension plan, any stock subscription or shareholder agreement or any distributor equity plan or agreement, or any similar equity plan or agreement, but excluding any compensation (including bonuses) paid in the ordinary course of business, and charges in connection with the rollover, acceleration or payout of Equity Interests held by management of Holdco (or any direct or indirect parent company), the Borrowers and/or any Subsidiary, in each case, to the extent that any such charge is funded with Net Proceeds contributed by the relevant person as a capital contribution or as a result of the sale or issuance of Equity Interests, and
    (xviii)    non-cash losses or charges attributable to the capitalization of labor and personnel costs for any measurement period ending on or prior to the date that is 18 months after the Restatement Closing Date, less
(c)    without duplication and to the extent reflected as a gain or otherwise included in the calculation of net income for such period (i) non-cash gains (excluding any such non-cash gains to the extent (A) there were cash gains with respect to such gains in past accounting periods or (B) there is a reasonable expectation that there will be cash gains with respect to such gains in future accounting periods).
Notwithstanding the foregoing there shall be included in determining Consolidated Adjusted EBITDA for any period or measurement, without duplication, to the extent not included in net income, the Acquired EBITDA of any Person, property, business or asset acquired by the Borrowers or any Subsidiary during such period to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to a transaction consummated prior to the Restatement Closing Date, and not subsequently so disposed of, an “Acquired Entity or Business”), in each case, based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical pro forma basis.
Notwithstanding the foregoing, the sum of clauses (iv) through (xviii) above (excluding clauses (viii) and (xv)) shall not exceed 10% of Consolidated Adjusted EBITDA for any Measurement Period.
“Consolidated Excess Cash Flow” means, for any fiscal year of Borrowers and their Subsidiaries, the difference of the following, determined on a Consolidated basis, without duplication, for Borrowers and their Subsidiaries in accordance with GAAP: (a) Consolidated Adjusted EBITDA for such fiscal year; and (b) the sum of: (i) aggregate Capital Expenditures made during such fiscal year other than Financed Capital Expenditures; (ii) aggregate distributions for or payments of Taxes payable during such fiscal year; (iii) aggregate scheduled or required payments of principal and interest paid on Indebtedness during such fiscal year; (iv) aggregate prepayments of principal on Indebtedness paid during such year, but only if such prepayments are applied to the principal amount of the Term Loans in the inverse order of maturity, rather than to any principal payments that are due during such year; (v) any increase (or minus any decrease) in Working Capital for such fiscal year; (vi) aggregate payments to the Parent and/or Ultimate Parent pursuant to the terms of the shared services arrangements and other similar transactions contemplated by Section 7.08(b) hereof; and (vii) add-backs taken into account in the calculation of Consolidated Adjusted EBITDA pursuant to subclauses (vi), (vii), (xi), (xii), (xiii), (xv), or (xvi) of clause (b) of such definition, (viii) any Acquired EBITDA, and (ix) the aggregate amount of cash distributions or dividends, in each case, of or by Borrowers and their Subsidiaries during such fiscal year.
“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) (i) Consolidated Adjusted EBITDA less (ii) the aggregate amount of all non-financed cash Capital Expenditures, less (iii) the aggregate amount of federal, state, local and foreign income taxes paid in cash, less (iv) the aggregate amount of cash distributions or dividends, in each case, of or by Borrowers and their Subsidiaries for the most recently completed Measurement Period, to (b) the sum of (i) Consolidated Interest Charges to the extent paid in cash for the most recently completed Measurement Period, but excluding any such payments to the extent refinanced through the incurrence of additional Indebtedness otherwise expressly permitted under Section 7.02, plus (ii) the current portion of Holdco’s and its Subsidiaries’ Consolidated long term Indebtedness (including the current portion of Finance Lease Obligations) for the most recently completed Measurement Period.
“Consolidated Funded Indebtedness” means, as of any date of determination, for Borrowers and their Subsidiaries on a Consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all purchase money Indebtedness; (c) the maximum amount available to be drawn under issued and outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), to the extent the same would be required to be shown as a long-term liability on a balance sheet prepared in accordance with GAAP; (e) all Attributable Indebtedness; (f) all obligations to purchase, redeem, retire, defease or otherwise make any payment prior to the Term Loan Maturity Date in respect of any Equity Interests or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (f) above of Persons other than Holdco or any Subsidiary; and (h) all Indebtedness of the types referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which Holdco or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to Holdco or such Subsidiary.
“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Finance Lease Obligations that is treated as interest in accordance with GAAP, in each case, of or by Borrowers and their Subsidiaries on a Consolidated basis for the most recently completed Measurement Period.

“Consolidated Total Funded Debt Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated Adjusted EBITDA for the most recently completed Measurement Period.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of a Loan Party on the Restatement Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Restatement Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Restatement Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of the applicable Loan Party and whose initial assumption of office resulted from such contest or the settlement thereof.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.
“Cost of Acquisition” means, with respect to any Acquisition, as at the date of entering into any agreement therefor, the sum of the following (without duplication): (a) the value of the Equity Interests of Holdco or any Subsidiary to be transferred in connection with such Acquisition, (b) the amount of any cash and fair market value of other property (excluding property described in clause (a) and the unpaid principal amount of any debt instrument) given as consideration in connection with such Acquisition, (c) the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of any Indebtedness incurred, assumed or acquired by Holdco or any Subsidiary in connection with such Acquisition, (d) all additional purchase price amounts in the form of earnouts and other contingent obligations that should be recorded on the financial statements of Ultimate Parent and its Subsidiaries in accordance with GAAP in connection with such Acquisition, (e) all amounts paid in respect of covenants not to compete and consulting agreements that should be recorded on the financial statements of Borrowers and their Subsidiaries in accordance with GAAP, and other affiliated contracts in connection with such Acquisition, and (f) the aggregate fair market value of all other consideration given by Ultimate Parent or any Subsidiary in connection with such Acquisition. For purposes of determining the Cost of Acquisition for any transaction, the Equity Interests of Holdco shall be valued in accordance with GAAP.
“Cure Notice” has the meaning given to such term in Section 7.11(c)(i).
“Current Assets” means, at a particular date, all accounts and inventory of Borrowers and their Subsidiaries on a Consolidated basis and all other items (excluding cash and cash equivalents) that would, in conformity with GAAP, be included under current assets on a balance sheet of Borrowers and their Subsidiaries on a Consolidated basis as at such date; provided, however, that such amounts shall not include (a) any amounts for any Indebtedness owing by an Affiliate of any Borrower, unless such Indebtedness arose in connection with the sale of goods or rendition of services in the ordinary course of business and would otherwise constitute current assets in conformity with GAAP, (b) any Equity Interests issued by an Affiliate of any Borrower, or (c) the cash surrender value of any life insurance policy.
“Current Liabilities” shall mean, at a particular date, all amounts which would, in conformity with GAAP, be included under current liabilities on a balance sheet of Borrowers and their Subsidiaries on a Consolidated basis as at such date, but in any event including the amounts of (a) all Indebtedness of Borrowers and their Subsidiaries on a Consolidated basis payable on demand, or, at the option of the Person to whom such Indebtedness is owed, not more than twelve (12) months after such date, but excluding the current portion of long-term debt, (b) any principal payments in respect of any Indebtedness of any Borrower (whether installment, serial maturity, sinking fund payment or otherwise) required to be made not more than twelve (12) months after such date, excluding the current portion of long-term debt, (c) all reserves in respect of liabilities or Indebtedness payable on demand or, at the option of the Person to whom such Indebtedness is owed, not more than twelve (12) months after such date, other than any such reserves for the current portion of long-term debt, and (d) all accruals for federal or other taxes measured by income payable within a twelve (12) month period.
“Debt Offering” means the incurrence, sale or issuance by any Loan Party of any debt securities or other Indebtedness (other than Indebtedness permitted by Section 7.02).
“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means with respect to any Obligation, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto.
“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Event of Default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrowers or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Event of Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (d) has become the subject of a Bail-in-Action, or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrowers and each other Lender promptly following such determination.
“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any property by any Loan Party or Subsidiary (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding any Involuntary Disposition.
“Disqualified Capital Stock” means, with respect to any Person, any Equity Interest issued by such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:
(a)matures or is mandatorily redeemable (other than solely for Equity Interests issued by such Person that do not constitute Disqualified Capital Stock and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;
(b)is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests issued by such Person that do not constitute Disqualified Capital Stock and cash in lieu of fractional shares of such Equity Interests); or
(c)is redeemable (other than solely for Equity Interests issued by such Person that do not constitute Disqualified Capital Stock and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person, in whole or in part, at the option of the holder thereof;
in each case, on or prior to the date 91 days after the Term Loan Maturity Date (determined at the time of the issuance of such Equity Interests); provided, that (i) an Equity Interest issued by any Person that would not constitute a Disqualified Capital Stock but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” (or a similar transaction) shall not constitute a Disqualified Capital Stock if any such requirement is subject to the prior occurrence of the Facility Termination Date and (ii) if an Equity Interest issued by any Person is issued pursuant to any plan for the benefit of employees, officers, directors, managers, members of management or consultants of Holdco (or any direct or indirect parent thereof) or any of its subsidiaries or by any such plan to such Persons, such Equity Interest shall not constitute a Disqualified Capital Stock solely because it may be required to be repurchased by Holdco (or any direct or indirect parent company thereof) or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations of such Person.
“Dissolved Loan Party” means any Loan Party that is dissolved pursuant to a Permitted Loan Party Dissolution
“Dollar” and “$” mean lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.
“Early Termination Fee” has the meaning ascribed to such term in Section 2.11(c).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06 (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).
“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Cure Investment” has the meaning given to such term in Section 7.11(c)(ii).
“Equity Cure Right” has the meaning given to such term in Section 7.11(c).
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination (but excluding, prior to such conversion or exchange, any Indebtedness convertible or exchangeable for any of the foregoing).
“Equity Issuance” means, any issuance by any Loan Party or any Subsidiary to any Person of its Equity Interests, other than (a) any issuance of its Equity Interests pursuant to the exercise of options or warrants, (b) any issuance of its Equity Interests pursuant to the conversion of any debt securities to equity or the conversion of any class of equity securities to any other class of equity securities, and (c) any issuance of options or warrants relating to its Equity Interests. The term “Equity Issuance” shall not be deemed to include any Disposition.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete withdrawal, within the meaning of Section 4203 of ERISA, or a partial withdrawal, within the meaning of Section 4205 of ERISA, by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing with the PBGC of a notice of intent to terminate under Section 4041(c) of ERISA by any Borrower or any ERISA Affiliate; (e) the institution by the PBGC of proceedings to terminate a Pension Plan but only if the PBGC has notified the Borrower or ERISA Affiliate, as applicable, of the same; (f) the receipt by any Borrower or any ERISA Affiliate from the PBGC of written notice relating to an intention to terminate any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan (within the meaning of Section 430 of the Code or Section 303 of ERISA) or a plan in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (h) the imposition of any liability under Title IV of ERISA other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate; or (i) with respect to any Multiple Employer Plan the provisions of Section 4064 of ERISA apply.
“Event of Default” has the meaning specified in Section 8.01.
“Excluded Account” has the meaning specified in Section 6.13.

“Excluded Property” means, with respect to any Loan Party, (a) any owned or leased real property which is located outside of the United States, (b) any Intellectual Property for which a perfected Lien thereon is not effected either by filing of a Uniform Commercial Code financing statement or by appropriate evidence of such Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, (c) (i) voting Equity Interests in and to any Excluded Subsidiary and any and all assets, property or Equity Interests owned by any Excluded Subsidiary; and (ii) voting Equity Interests of any CFC, solely to the extent that such Equity Interests represent more than 65% of the outstanding voting Equity Interests of such CFC; (d) any lease, license, franchise, charter or other governmental authorization, or any other contract or agreement to which any Loan Party is a party, and any of its rights or interests thereunder or assets subject thereto, if and to the extent that a Lien in favor of the Administrative Agent is prohibited by (i) any applicable Law, or (ii) a term, provision or condition of any such lease, license, charter, governmental authorization, contract or agreement and such prohibition or restriction has not been waived or the consent of the other party to such contract, lease, permit, license, or license agreement has not been obtained; provided, that, in each case, (A) the foregoing exclusions of this clause (d) shall in no way be construed (1) to apply to the extent that any described prohibition or restriction is ineffective under Section 9-406, 9-407, 9-408, or 9-409 of the Uniform Commercial Code or other applicable Law (including the Debtor Relief Laws), or (2) to apply to the extent that any consent or waiver has been obtained that would permit Administrative Agent’s security interest or Lien to attach notwithstanding the prohibition or restriction on the pledge of such contract, lease, permit, license, or license agreement and (B) the foregoing exclusions of clauses (a) through (d) shall in no way be construed to limit, impair, or otherwise affect any of Administrative Agent’s, any Lender’s continuing security interests in and Liens upon any rights or interests of any grantor in or to (1) monies due or to become due under or in connection with any described contract, lease, permit, license, license agreement, or Equity Interests (including any accounts or Equity Interests), or (2) any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license, license agreement, or Equity Interests); (e) “intent-to-use” United States trademark applications to the extent that an amendment to allege use or statement of use has not been filed under 15 U.S.C. §1051(c) or 15 U.S.C. §1051(d), respectively, or if filed, has not been deemed in conformity with 15 U.S.C. §1051(a) or (c), it being agreed that for purposes of this Agreement and the Loan Documents, no Lien granted to Administrative Agent on any “intent-to-use” United States trademark applications is intended to be a present assignment thereof; provided that upon submission and acceptance of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall be considered Collateral; provided, in each case, that Excluded Property shall not include any Loan Parties’ rights to proceeds (or right to receive proceeds) of any of the assets described in the foregoing clauses (a) – (i) or any goodwill of any Loan Party’s business associated therewith or attributable thereto.
“Excluded Subsidiary” means magicJack Vocaltech, Ltd., an Israel limited company and TDsoft Ltd., an Israel limited company.
“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Loan Party of, or the grant by such Loan Party of a Lien to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 10.11 and any other “keepwell,” support or other agreement for the benefit of such Loan Party and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Loan Party, or grant by such Loan Party of a Lien, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guaranty or Lien is or becomes excluded in accordance with the first sentence of this definition.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), Section 3.01(b) or Section 3.01(c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.
“Existing Letter of Credit Obligations” means the irrevocable standby letters of credit described on Schedule 7.02.
“Facility Termination Date” means the date on which all Obligations (other than contingent indemnification obligations) have been paid in full.
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Banc of California on such day on such transactions as determined by the Administrative Agent.
“Fee Letter” means the letter agreement, dated as of the Restatement Closing Date, between the Borrowers and the Administrative Agent.
“Finance Lease Obligations” means, with respect to any Person, the obligations of such person to pay rent or other amounts under any lease of real or personal property, or a combination thereof, which obligations are, in conformity with GAAP, accounted for as a finance lease (rather than an operating lease or a right of use asset) on the balance sheet of that person and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
“Financed Capital Expenditures” all Capital Expenditures not financed using cash from operations, including all Capital Expenditures (a) financed with the proceeds of long term debt (other than the Term Loans); (b) made (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored, (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (iii) with the proceeds of Asset Dispositions that are not applied to prepay the Term Loans pursuant to Section 2.7, or (iv) from the proceeds of an Equity Issuance; (c) representing the purchase price of equipment that is purchased simultaneously with the trade in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, or (d) representing any capitalized interest expense reflected as additions to property, plant, or equipment in the consolidated balance sheet of Holdco.
“Financial Covenant Cure Amount” has the meaning given to such term in Section 7.11(c)(i).
“Financial Covenant Default” has the meaning given to such term in Section 7.11(c).
“Foreign Lender” means (a) if the Borrowers are U.S. Persons, a Lender that is not a U.S. Person, and (b) if the Borrowers are not U.S. Persons, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrowers are resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“Funding Indemnity Letter” means a funding indemnity letter, substantially in the form of Exhibit K.
“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession) including the FASB Accounting Standards Codification, that are applicable to the circumstances as of the date of determination, consistently applied and subject to Section 1.03.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of the kind described in clauses (a) through (h) of the definition thereof or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of the kind described in clauses (a) through (h) of the definition thereof or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed or expressly undertaken by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guaranteed Obligations” has the meaning set forth in Section 10.01.
“Guarantors” means, collectively, (a) Ultimate Parent, (b) Parent, (c) the Domestic Subsidiaries of each Borrower (other than any Excluded Subsidiary) as are or may from time to time become parties to this Agreement pursuant to Section 6.13, (d) with respect to Additional Secured Obligations owing by any Loan Party or any of its Subsidiaries and any Swap Obligation of a Specified Loan Party (determined before giving effect to Section 10.01 and Section 10.11) under the Guaranty, the Borrowers, and (e) with respect to the Obligations of any Borrower hereunder, each of the other Borrowers.
“Guaranty” means, collectively, (a) the Guarantee made by the Secured Guarantors under Article X in favor of the Secured Parties, (b) the Guarantee made by each Borrower under Article XII in favor of the Secured Parties, (c) the Ultimate Parent Guaranty, (d) the Parent Guaranty and (e) each other guaranty delivered pursuant to Section 6.13.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedge Bank” means any Person in its capacity as a party to a Swap Contract that, at the time it enters into a Swap Contract not prohibited under Article VI or VII, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract (even if such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender); provided, that in the case of a Secured Hedge Agreement with a Person who is no longer a Lender (or Affiliate of a Lender), such Person shall be considered a Hedge Bank only through the stated termination date (without extension or renewal) of such Secured Hedge Agreement and provided, further, that for any of the foregoing to be included as a “Secured Hedge Agreement” on any date of determination by the Administrative Agent, the applicable Hedge Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Secured Party Designation Notice to the Administrative Agent prior to such date of determination.

“Holdco” has the meaning specified in the introductory paragraph hereto.
“Holdco Note” means that certain unsecured promissory note payable by Holdco to MagicJack in the original principal amount of $117,300,000 relating to the MagicJack Acquisition.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, if and to the extent (other than with respect to clause (h)) the same would be included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties and similar instruments;
(c)    net obligations of such Person under any Swap Contract;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than sixty (60) days after the date on which such trade account was created), to the extent the same would be required to be shown as a long-term liability on a balance sheet prepared in accordance with GAAP;
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    all Attributable Indebtedness in respect of Finance Lease Obligations and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;
(g)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
(h)    all Guarantees of such Person in respect of any of the foregoing;
provided, however, that the term “Indebtedness” shall exclude and shall be calculated without giving effect to (A) deferred or prepaid revenue, (B) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty, indemnity or other unperformed obligations of the respective seller, (C) deferred compensation under customary employment or consulting agreements, (D) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, (E) any non-compete or consulting obligations incurred in connection with a transaction not prohibited by the Loan Documents, (F) any reimbursement obligations under pre-paid contracts entered into with clients in the ordinary course of business, (G) trade accounts payable in the ordinary course of business and accrued expenses and other accrued obligations incurred in the ordinary course of business, (H) any obligations in respect of any

Equity Interests that do not constitute Disqualified Capital Stock, (I) liabilities under vendor agreements to the extent such liabilities may be satisfied exclusively through non-cash means such as purchase volume earning credit, (J) amounts reserved for deferred taxes, (K) obligations incurred under ERISA, (L) any portion of any contingent deferred consideration until such obligation becomes a non-contingent liability on the balance sheet of such Person in accordance with GAAP and/or such consideration becomes due and payable and has not yet been paid, (M) deferred fees that are not permitted to be paid by operation of any provision of the Loan Documents, and (N) intercompany Indebtedness between or among the Loan Parties and the Subsidiaries. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or any joint venture (other than any joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited or made non-recourse to such Person and only to the extent such Indebtedness would otherwise be included in the calculation of Consolidated Funded Indebtedness. The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property or asset encumbered thereby as determined by such Person in good faith. The amount of Guarantees by such Person of Indebtedness of others for clause (h) above shall be deemed to be an amount equal to the lesser of (A) the principal amount of the obligations guaranteed and outstanding and (B) the maximum amount for which the guaranteeing Person may be liable in respect of such obligations under applicable Law. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitees” has the meaning specified in Section 11.04(b).
“Index” means, initially, the Term SOFR Reference Rate; provided, however, that the Index is subject to change pursuant to Section 3.03 of this Agreement.
“Incremental Commitment Effective Date” has the meaning specified in Section 2.16(c).
“Incremental Term Loan Commitment” has the meaning specified in Section 2.16(a).
“Incremental Term Loan Distribution” means up to $33,000,000 cash dividends to be made to the Parent and/or the Ultimate Parent with the proceeds of Incremental Term Loans.
“Incremental Term Loan Facility” means any facility consisting of Incremental Term Loan Commitments and all Borrowings thereunder.
“Incremental Term Loan Lender” has the meaning specified in Section 2.16(b).
“Incremental Term Loans” means the Term Loans made under any Incremental Term Loan Facility.
“India Subsidiary” means United Online Software Development (India) Private Limited, a private limited company organized under the laws of India.
“Information” has the meaning specified in Section 11.07.

“Intellectual Property” has the meaning set forth in the Security Agreement.
“Intercompany Debt” has the meaning specified in Section 7.02.
“Interest Payment Date” means, as to the Term Loans (or any applicable portion thereof), the last Business Day of each calendar month and the Term Loan Maturity Date.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person (including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guaranties Indebtedness of such other Person), or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any Subsidiary.
“IRS” means the United States Internal Revenue Service.
“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit D executed and delivered in accordance with the provisions of Sections 6.13 and 6.14.
“Landlord Waiver” means a landlord or warehouse waiver substantially in the form of Exhibit L.
“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto, each other Person that becomes a “Lender” in accordance with this Agreement and, their successors and assigns.
“Lender Joinder Agreement” means a joinder or similar agreement entered into by any Person (including any Lender) under Section 2.16 pursuant to which such Person shall provide an Incremental Term Loan Commitment hereunder and (if such Person is not then a Lender) shall become a Lender party hereto.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any financing lease having substantially the same economic effect as any of the foregoing).
“Lingo” has the meaning specified in the introductory paragraph hereto.
“Litigation or Dispute Settlement Charges or Gains” means charges or gains that include estimated losses for which the Loan Parties have established a reserve in accordance with GAAP, as well as actual settlements, judgments, fines, penalties, assessments or other resolutions against, or in favor of, the Loan Parties related to litigation, arbitration, investigations, disputes or similar matters. Insurance recoveries received by the Loan Parties related to such matters are also included in these adjustments.
“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) each Guaranty, (d) the Collateral Documents, (e) the Fee Letter, (f) each Joinder Agreement, and (g) the Funding Indemnity Letter.
“Loan Notice” means a notice of Borrowing, which shall be substantially in the form of Exhibit E.
“Loan Parties” means, collectively, each Borrower and each Secured Guarantor.
“Loans” means the Term Loans (each, a “Loan”).
“MagicJack” or “magicJack” means magicJack VocalTec LTD, a limited company organized under the laws of Israel.
“MagicJack Acquisition” means the Acquisition by Holdco prior to the Restatement Closing Date of all of the Equity Interests of magicJack and its Subsidiaries.
“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or condition (financial or otherwise) of the Borrowers and their Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform any of its material obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
“Material Contract” means, with respect to any Person, each contract or agreement (a) to which such Person is a party involving aggregate consideration payable to or by such Person of $6,000,000 or more per fiscal year or (b) otherwise material to the business, condition (financial or otherwise), operations, performance or properties of such Person or (c) any other contract, agreement, permit or license, written or oral, of any Borrower or any Subsidiary of a Borrower as to which the breach, nonperformance, cancellation or failure to renew by any party thereto, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

“Measurement Period” means, on any date of determination, the period of the most recently ended four (4) consecutive fiscal quarters of the Borrowers for which financial statements have been (or were required to be) delivered pursuant to Section 6.01.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means a Plan which is a multiemployer plan as described in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.
“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including any Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Net Proceeds” means (A) with respect to any Asset Disposition, the net amount equal to the aggregate amount received in cash (including any cash received by way of deferred payment pursuant to a note receivable, other non-cash consideration or otherwise, but only as and when such cash is so received) in connection with such Asset Disposition minus the sum of (a) the reasonable attorneys’, accountants’, investment banking, financial advisory and other customary fees, commissions and expenses reasonably incurred by the applicable Loan Party in connection with such Asset Disposition (excluding any such fees, commissions and expenses payable to an Affiliate of a Loan Party), (b) Indebtedness, other than the Loans, required to be paid as a result of such Asset Disposition and (c) federal, state and local taxes paid or reasonably estimated to be payable as a result of such Asset Disposition; and (B) with respect to any Equity Issuance or Debt Offering, the net amount equal to the aggregate amount received in cash (including any cash received by way of deferred payment pursuant to a note receivable, other non-cash consideration or otherwise, but only as and when such cash is so received) in connection with such Equity Issuance or Debt Offering minus the reasonable attorneys’, accountants’, investment banking, financial advisory and other customary fees, commissions and expenses reasonably incurred by the applicable Loan Party in connection with such Equity Issuance or Debt Offering (excluding such fees, commissions and expenses payable to an Affiliate of such Loan Party).
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (b) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Note” means a Term Note.
“Notice of Loan Prepayment” means a certificate substantially the form of Exhibit O or any other form approved by the Administrative Agent.
“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to the Term Loans, and (b) all reasonable and documented out-of-pocket costs and expenses incurred in connection with enforcement and collection of the foregoing, including the reasonable and documented fees, charges and disbursements of external counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof pursuant to any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that Obligations of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Officer’s Certificate” means a certificate substantially the form of Exhibit I or any other form approved by the Administrative Agent.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction) and (d) with respect to all entities, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction).
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).
“Parent” means B. Riley Principal Investments, LLC, a Delaware limited liability company.
“Parent Guaranty” means that certain Guaranty and Pledge Agreement dated as of the date hereof executed by Parent in favor of the Administrative Agent, for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Administrative Agent.
“Parent Subordinated Credit Agreement” means that certain Second Amended and Restated Credit and Guaranty Agreement dated as of August 16, 2022 among the Loan Parties (as defined in the Original Lingo Credit Agreement), B. Riley Commercial Capital LLC, as administrative agent, and the lenders party thereto, as amended, amended and restated or otherwise modified from time to time in accordance with the Parent Subordination Agreement.

“Parent Subordination Agreement” means the Subordination Agreement, dated as of August 16, 2022, among the Loan Parties (as defined in the Original Lingo Credit Agreement), B. Riley Commercial Capital LLC, B. Riley Securities, Inc., a Delaware corporation, B. Riley Principal Investments, LLC, a Delaware limited liability company, and Administrative Agent.
“Participant” has the meaning specified in Section 11.06(d).
“Participant Register” has the meaning specified in Section 11.06(d).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” means any Plan (other than a Multiple Employer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code and in respect of which any Borrower and any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.
“Permitted Acquisition” means an Acquisition by a Loan Party (the Person or division, line of business or other business unit of the Person to be acquired in such Acquisition shall be referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Borrowers and their Subsidiaries pursuant to the terms of this Agreement, in each case so long as:
(a)    no Default shall then exist or would exist after giving effect thereto;
(b)    the Borrowers shall demonstrate to the reasonable satisfaction of the Administrative Agent that, after giving effect to the Acquisition on a pro forma basis, (i) the Borrowers are in Pro Forma Compliance and with the financial covenants set forth in Sections 7.11(a) and 7.11(b), and (ii) Consolidated Adjusted EBITDA of the Loan Parties for the Measurement Period prior to the acquisition date (determined on a pro forma basis) is greater than or equal to $45,000,000;
(c)    the Administrative Agent, on behalf of the Secured Parties, shall have received (or shall receive in connection with the closing of such Acquisition) a first priority perfected security interest in all property (including Equity Interests) acquired with respect to the target in accordance with the terms of Section 6.14 and the Target, if a Person, shall have executed a Joinder Agreement in accordance with the terms of Section 6.13;
(d)    if the Cost of Acquisition is greater than $5,000,000, the Administrative Agent and the Lenders shall have received not less than thirty (30) days prior to the consummation of any such Acquisition: (i) a description of the material terms of such Acquisition; (ii) audited financial statements (or, if unavailable, management-prepared unaudited financial statements) of the Target for its two most recent fiscal years and for any fiscal quarters ended within the fiscal year to date; (iii) consolidated projected income statements of the Borrowers and their Subsidiaries (giving effect to such Acquisition); and (iv) not less than one (1) Business Day prior to the consummation thereof, a certificate, executed by a Responsible Officer of the Borrowers certifying that such Permitted Acquisition complies with the requirements of this Agreement;

(e)    the acquired business has its primary operations in the United States and the Target shall be organized under the laws of a political subdivision of the United States;
(f)    if the Cost of Acquisition is greater than $1,000,000, the Target shall have Consolidated Adjusted EBITDA for the four (4) fiscal quarter period prior to the acquisition date (determined on a pro forma basis, and with adjustments thereto as to cost synergies, expense reductions and similar benefits) in an amount greater than $0;
(g)    such Acquisition shall not be a “hostile” Acquisition and shall have been approved by the board of directors (or equivalent) and/or shareholders (or equivalent) of the applicable Loan Party and the Target;
(h)    after giving effect to such Acquisition and any Borrowings made in connection therewith, the Borrowers shall have Qualified Cash of at least $5,000,000;
(i)    the Cost of Acquisition paid by the Loan Parties and their Subsidiaries for all Acquisitions made during the term of this Agreement shall not exceed $20,000,000 in the aggregate;
(j)    If the Acquisition is a purchase of the Equity Interests of a Target, the Target and its management team shall have passed the Administrative Agent’s know your customer process;
(k)    the Acquisition is consummated after Administrative Agent’s receipt of the annual audited financial statements required under Section 6.01(b) for the fiscal year ending December 31, 2024; and
(l)    the Acquisition is not consummated during any fiscal quarter in which an Equity Cure Right is exercised.
“Permitted Distributions” means, the aggregate cash distributions or dividends by the Borrowers to Parent and/or Ultimate Parent (a) constituting the Restatement Date Distribution, (b) constituting an Incremental Term Loan Distribution with proceeds of any Incremental Term Loans borrowed after the Restatement Closing Date, and (c) other distributions or dividends otherwise made from time to time after Administrative Agent’s receipt of the annual audited financial statements required under Section 6.01(b) for the fiscal year ending December 31, 2024, and in each case, subject to all of the following additional requirements:
(A)the Borrower shall have delivered to Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, (x) the audited financial statements required by Section 6.01(b) for Borrower’s immediately preceding fiscal year and (y) evidence that immediately before and after giving effect to such dividends or distributions (I) no Event of Default shall have occurred and be continuing at the time thereof or result therefrom, (II) the Loan Parties shall be in Pro Forma Compliance with each of the financial covenants set forth in Section 7.11 (provided, however, solely for the purposes of this clause (A) of this definition of “Permitted Distributions”, the Consolidated Fixed Charge Coverage Ratio tested under Section 7.11(b) with respected to any proposed Permitted Distribution shall not include the Restatement Date Distribution or the Incremental Term Loan Distribution, and shall include only Permitted Distributions that occurred during the most recently ended three fiscal quarters of the applicable Measurement Period), and (III) no Material Adverse Effect shall have occurred and be continuing at the time thereof or result therefrom; and

(B)the Loan Parties shall have aggregate balance sheet cash of at least $10,000,000 (except in the case of the Restatement Date Distribution, in which case the Loan Parties shall have aggregate balance sheet cash of at least $5,000,000).
“Permitted Liens” has the meaning set forth in Section 7.01.
“Permitted Loan Party Dissolutions” means the dissolution of each of (a) Classmates Media Corporation, a Delaware corporation, (b) BullsEye Business Solutions Holdings, LLC, a Michigan limited liability company, (c) BullsEye Telecom of Virginia, LLC, a Virginia limited liability company, (d) Lingo Telecom of the West, LLC, a Delaware limited liability company, (e) Lingo Telecom of Virginia, LLC, a Virginia limited liability company, (f) Impact Acquisition, LLC, a Delaware limited liability company, (g) magicJack Vocaltech, Ltd., an Israel limited company and (h) TDsoft Ltd., an Israel limited company, so long as any assets of such entities remaining at the time of dissolution are transferred to a Loan Party.
“Permitted Tax Distribution” means for any taxable year (or portion thereof), the payment of cash dividends or other cash distributions by the Borrowers to enable the Parent or the Ultimate Parent to pay (1) the Tax liability for each relevant jurisdiction in respect of consolidated, combined, unitary, or affiliated returns filed by or on behalf of the Parent or the Ultimate Parent, provided that such quarterly estimated tax payments and annual tax payments are limited to the portion of such tax liability attributable to the operations and activities of the Borrowers and/or their applicable Subsidiaries computed as if Borrowers and/or their Subsidiaries filed a tax return on a separate company basis or (2) franchise taxes and other fees, Taxes, and expenses required to maintain the corporate existence of the Parent or the Ultimate Parent.
“Permitted Transfers” means (a) Dispositions of inventory in the ordinary course of business; (b) Dispositions of property to any Borrower or any Subsidiary; provided, that if the transferor of such property is a Loan Party then the transferee thereof must be a Loan Party; (c) Dispositions of accounts receivable in connection with the collection or compromise thereof; (d) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of any Borrower or any Subsidiary of a Borrower; (e) the sale or disposition of Cash Equivalents for fair market value; (f) dispositions of worn-out, obsolete of damaged property no longer used or useful in the business; (g) Restricted Payments permitted by this Agreement; (h) [reserved], and (i) other Dispositions of property of any Borrower or any Subsidiary of a Borrower of up to $1,000,000 in the aggregate in any calendar year.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA (including a Pension Plan) maintained for employees of any Borrower or any ERISA Affiliate or any such Plan to which any Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.
“Platform” has the meaning specified in Section 6.02.
“Pledged Equity” has the meaning specified in the Security Agreement; provided, however, that Equity Interests constituting Excluded Property shall not constitute Pledged Equity; provided, however, further that with respect to (a) Equity Interests issued by a Foreign Subsidiary, no more than 65% of such Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and (b) Equity

Interests issued by a disregarded entity that owns a 65% (or higher) voting interest in a CFC, no more than 65% of such Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) shall be Pledged Equity.
“Original BRPI Credit Agreement” means that certain Credit Agreement, dated as of December 19, 2018, by and among Holdco, United Online, YMax, the Secured Guarantors (as defined therein), the Lenders (as defined therein), and Banc of California as Administrative Agent (as defined therein), as amended by a First Amendment to Credit Agreement and Joinder dated as of January 30, 2019, a Second Amendment to Credit Agreement dated as of December 31, 2020, a Third Amendment to Credit Agreement dated as of December 16, 2021, a Fourth Amendment to Credit Agreement dated as of June 21, 2022, a Fifth Amendment to Credit Agreement dated as of March 15, 2024, a Sixth Amendment to Credit Agreement dated as of April 9, 2024, a Seventh Amendment to Credit Agreement dated as of August 22, 2024, an Eighth Amendment to Credit Agreement dated as of September 6, 2024, a Ninth Amendment to Credit Agreement dated as of September 13, 2024, a Tenth Amendment to Credit Agreement dated as of September 20, 2024, and an Eleventh Amendment to Credit Agreement dated as of September 30, 2024.
“Original Credit Agreements” means the Original BRPI Credit Agreement and the Original Lingo Credit Agreement.
“Original Credit Agreements Obligations” has the meaning set forth in the Preliminary Statements of this Agreement.
“Original Lingo Credit Agreement” means that certain Credit Agreement, dated as of August 16. 2022, by and among Lingo, the Secured Guarantors (as defined therein), the Lenders (as defined therein), and Banc of California as Administrative Agent (as defined therein) as amended by that certain First Amendment to Credit Agreement and Joinder dated as of September 9, 2022, that certain Second Amendment to Credit Agreement and Joinder dated as of November 10, 2022, that certain Third Amendment to Credit Agreement dated as of March 2, 2023, that certain Fourth Amendment to Credit Agreement, dated as of November 6, 2023, that certain Fifth Amendment to Credit Agreement, dated as of February 29, 2024, that certain Sixth Amendment to Credit Agreement, dated as of March 15, 2024, that certain Seventh Amendment to Credit Agreement, dated as of April 9, 2024, that certain Eighth Amendment to Credit Agreement dated as of August 22, 2024, that certain Ninth Amendment to Credit Agreement, dated as of September 6, 2024, that certain Tenth Amendment to Credit Agreement, dated as of September 20, 2024, and that certain Eleventh Amendment to Credit Agreement, dated as of September 30, 2024.
“Pro Forma Compliance” means, with respect to any transaction, that such transaction does not cause, create or result in a Default after giving Pro Forma Effect, based upon the results of operations for the most recently completed Measurement Period to (a) such transaction and (b) all other transactions which are contemplated or required to be given Pro Forma Effect hereunder that have occurred on or after the first day of the relevant Measurement Period.
“Pro Forma Effect” means, for any Permitted Distribution, Disposition of all or substantially all of a division or a line of business or for any Acquisition, whether actual or proposed, for purposes of determining compliance with any financial covenant or test herein, each such transaction or proposed transaction shall be deemed to have occurred on and as of the first day of the relevant Measurement Period, and the following pro forma adjustments shall be made:

(a)    in the case of an actual or proposed Disposition, all income statement items (whether positive or negative) attributable to the line of business or the Person subject to such Disposition shall be excluded from the results of the Borrowers and their Subsidiaries for such Measurement Period;
(b)    in the case of an actual or proposed Acquisition, income statement items (whether positive or negative) attributable to the property, line of business or the Person subject to such Acquisition shall be included in the results of the Borrowers and their Subsidiaries for such Measurement Period;
(c)    interest accrued during the relevant Measurement Period on, and the principal of, any Indebtedness repaid or to be repaid or refinanced in such transaction shall be excluded from the results of the Borrowers and their Subsidiaries for such Measurement Period; and
(d)    any Indebtedness actually or proposed to be incurred or assumed in such transaction shall be deemed to have been incurred as of the first day of the applicable Measurement Period, and interest thereon shall be deemed to have accrued from such day on such Indebtedness at the applicable rates provided therefor (and in the case of interest that does or would accrue at a formula or floating rate, at the rate in effect at the time of determination) and shall be included in the results of the Borrowers and their Subsidiaries for such Measurement Period.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning specified in Section 6.02.
“Qualified Cash” means the amount of unrestricted cash and Cash Equivalents of the Loan Parties held in deposit accounts or securities accounts, as of any date of determination after the date that is after the date referenced in Section 6.14(d), are subject to the perfected first-priority Lien of Administrative Agent.
“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualifying Control Agreement” means an agreement among a Loan Party, a depository institution or securities intermediary and the Administrative Agent, which agreement is in form and substance reasonably acceptable to the Administrative Agent and which provides the Administrative Agent with “control” (as such term is used in Article 9 of the UCC) over the deposit account(s) or securities account(s) described therein.
“Recipient” means the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.
“Register” has the meaning specified in Section 11.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York or, in each case, any successor thereto.
“Removal Effective Date” has the meaning specified in Section 9.06(b).
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.
“Required Lenders” means, at any time, Lenders having Commitments representing more than 66-2/3% of the total Commitments of all Lenders. The Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Resignation Effective Date” has the meaning set forth in Section 9.06(a).
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Administrative Agent, each Responsible Officer will provide an incumbency certificate, in form and substance satisfactory to the Administrative Agent.
“Restatement Closing Date” means the date hereof.
“Restatement Date Distribution” means the $7,000,000 cash dividend to be made to the Parent and/or the Ultimate Parent on the Restatement Closing Date.
“Restricted Payment” means (a) any dividend or other distribution (including Permitted Tax Distributions), direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of any Borrower or any Subsidiary of a Borrower, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interests of any Borrower or any Subsidiary of a Borrower, now or hereafter outstanding, and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to any Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby such Loan Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.
“Sanction(s)” means any international economic sanction administered or enforced by the United States Government (including OFAC), the United Nations Security Council, the European Union, His Majesty’s Treasury or other relevant sanctions authority.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Cash Management Agreement” means any Cash Management Agreement between any Loan Party and any of its Subsidiaries and any Cash Management Bank.
“Secured Guarantors” means each Guarantor other than Parent and Ultimate Parent.
“Secured Hedge Agreement” means any interest rate, currency, foreign exchange, or commodity Swap Contract permitted under Article VI or VII between any Loan Party and any of its Subsidiaries and any Hedge Bank.
“Secured Obligations” means all Obligations and all Additional Secured Obligations.
“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Hedge Banks, the Cash Management Banks, the Indemnitees and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.
“Secured Party Designation Notice” means a notice from any Lender or an Affiliate of a Lender substantially in the form of Exhibit G.
“Securities Act” means the Securities Act of 1933, including all amendments thereto and regulations promulgated thereunder.
“Security Agreement” means the security and pledge agreement, dated as of the Restatement Closing Date, executed in favor of the Administrative Agent by the Borrowers.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Loans” means Term Loans the rate of interest applicable to which is based upon Term SOFR.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“Solvency Certificate” means a solvency certificate in substantially in the form of Exhibit H.
“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specified Loan Party” means any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 10.11).
“Spread Adjustment” means 0.11448% per annum.
Notwithstanding the foregoing, if the SOFR Administrator, the Term SOFR Administrator, the Relevant Governmental Body or any other Governmental Authority increases the Spread Adjustment, then, at Administrative Agent’s option, the applicable Spread Adjustment hereunder shall increase by the same amount upon delivery of written notice thereof from the Administrative Agent to Borrowers.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Loan Parties.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligations” means with respect to any Loan Party any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap

Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds but are not otherwise included in the definition of “Indebtedness” or as a liability on the Consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including Sale and Leaseback Transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Target” has the meaning set forth in the definition of “Permitted Acquisition.”
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan” and “Term Loans” have the respective meanings specified in Section 2.01(a) hereof and shall also mean a loan under any Incremental Term Loan Facility made pursuant to Section 2.16.
“Term Loan Commitment” the commitment of a Lender to make a Term Loan hereunder as set forth on Schedule 1.01(b), including any Incremental Term Loan Commitment, as the same may be adjusted pursuant to the provisions hereof.
“Term Loan Commitment Percentage” means, with respect to each Lender, the percentage equivalent of the ratio which such Lender’s Term Loan Commitment bears to the total Term Loan Commitments.
“Term Loan Maturity Date” means January 6, 2030, or such earlier date as the Term Loans shall become due and payable in full in accordance with the terms hereof (whether by acceleration or otherwise).
“Term Note” has the meaning specified in Section 2.01(c) hereof.
“Term Loan Reduction Installment” has the meaning specified in Section 2.01(d) hereof.
“Term SOFR” means the Term SOFR Reference Rate for a one-month period tenor comparable to the applicable interest period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such interest period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a benchmark replacement date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding

U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day. Notwithstanding the foregoing, in no event will the Term SOFR be deemed to be less than zero.
“Term SOFR Administrator” means the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Threshold Amount” means $1,500,000.
“Transaction-Related Costs” means certain expense items resulting from the consummation of Permitted Acquisitions or Acquisitions to which the Required Lenders have consented or any attempted consummation of any other acquisitions which would reasonably be expected to have (if they had been consummated) satisfied the requirements of the defined term “Permitted Acquisition” but for the fact that they are not consummated, including, in each case, expenses for advisors and representatives such as investment bankers, consultants, attorneys, and accounting firms. Transaction-related costs may also include transition and integration costs such as earn-out payments, retention bonuses and acquisition-related milestone payments to acquired employees.
“UCC” means the Uniform Commercial Code as in effect in the State of California; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of California, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“U.K. Bail-In Legislation” means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).
“U.K. Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“U.K. Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any U.K. Financial Institution.
“Ultimate Parent” means B. Riley Financial, Inc., a Delaware corporation.
“Ultimate Parent Guaranty” means that certain unsecured Guaranty dated as of the date hereof executed by Ultimate Parent in favor of the Administrative Agent, for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Administrative Agent.

“United Online” has the meaning specified in the introductory paragraph hereto.
“United States” and “U.S.” mean the United States of America.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association, or any successor, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Loan Party” means any Loan Party that is organized under the laws of one of the states of the United States and that is not a CFC.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(3).
“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to so vote has been suspended by the happening of such contingency.
“Withholding Agent” means any Loan Party and the Administrative Agent.
“Working Capital” means, at any date of determination thereof, the excess, if any, of Current Assets over Current Liabilities at such date.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any U.K. Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
“YMax” has the meaning specified in the introductory paragraph hereto.
1.02Other Interpretive Provisions.
With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Any and all references to “Borrower” or “Borrowers” regardless of whether preceded by the term “a,” “any,” “each of,” “all,” “and/or,” or any other similar term shall be deemed to refer, as the context requires, to each and every (and/or any one or all) parties constituting a Borrower, individually and/or in the aggregate.
(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”
(c)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.03Accounting Terms.
(a)Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of Borrowers and their Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.
Without limiting the foregoing, the parties hereto intend that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB ASC 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value,” as defined therein.

(b)Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding anything to the contrary, (x) unless specifically stated otherwise herein or in any other Loan Document, any dollar, number, percentage or other amount available under any carve-out, basket, exclusion or exception to any affirmative, negative or other covenant in this Agreement or the other Loan Documents may be accumulated, added, combined, aggregated or used together by any Loan Party and its Subsidiaries without limitation for any purpose not prohibited hereby, and (y) unless specifically stated otherwise herein or in any other Loan Document, any action or event permitted by this Agreement or the other Loan Documents need not be permitted solely by reference to one provision permitting such action or event but may be permitted in part by one such provision and in part by one or more other provisions of this Agreement and the other Loan Documents.
(c)Consolidation of Variable Interest Entities. All references herein to Consolidated financial statements of Borrowers and their Subsidiaries or to the determination of any amount for Borrowers and their Subsidiaries on a Consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that Holdco is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.
(d)Pro Forma Treatment. Each Disposition of all or substantially all of a line of business, and each Acquisition, by Holdco or any of its Subsidiaries that is consummated during any Measurement Period shall, for the purpose of determining compliance with the financial covenants set forth in Section 7.11 and for the purpose of determining the Applicable Margin, be given Pro Forma Effect as of the first day of such Measurement Period.
1.04Rounding.
Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05Times of Day.
Unless otherwise specified, all references herein to times of day shall be references to Los Angeles time (daylight or standard, as applicable).
1.06UCC Terms.
Terms defined in the UCC in effect on the Restatement Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the respective meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.
1.07Rates.
The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Term SOFR” or with respect to any comparable or successor rate thereto.
ARTICLE II
COMMITMENTS AND TERM LOANS
2.01Term Loans; Term Loan Commitments.
(a)Subject to the terms and conditions hereof, each Lender severally agrees to make a term loan (each, a ‘Term Loan’ and collectively, the ‘Term Loans’) to the Borrowers on the Restatement Closing Date in an aggregate principal amount equal to the amount of the Term Loan Commitment of such Lender. Subject to the terms and conditions set forth herein and in the applicable Lender Joinder Agreement with respect to the applicable Incremental Term Loan Facility, each Incremental Term Loan Lender under the applicable Incremental Term Loan Facility severally agrees to make a Term Loan to the Borrower on such applicable Incremental Commitment Effective Date in an aggregate principal amount equal to such Lender’s Incremental Term Loan Commitment under such Incremental Term Loan Facility. After the funding of its respective Term Loans in an amount equal to its respective Term Loan Commitment or Incremental Term Loan Commitment on the Restatement Closing Date or the Incremental Commitment Effective Date, as applicable, each such Lender’s respective Term Loan Commitments shall expire.
(b)Subject to Sections 3.02 and 3.03, all Term Loans shall be SOFR Loans.
(c)Each Lender shall maintain in its internal records an account or accounts evidencing the Indebtedness hereunder of the Borrowers to such Lender, including the amounts of the Term Loans made by such Lender and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrowers, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Term Loan Commitment or the Borrowers’ Obligations in respect of any Term Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern. If so requested by any Lender by written notice to the Borrowers (with a copy to the Administrative Agent), the Borrowers shall execute and deliver to such Lender a Term Note substantially in the form of Exhibit F (a ‘Term Note’) to evidence such Lender’s Term Loans.
(d)On each date set forth below, the Borrowers shall repay the principal of the Term Loans in an aggregate amount equal to the corresponding amount set forth below (each such amount, a ‘Term Loan Reduction Installment’) as each such Term Loan Reduction Installment shall be ratably increased pursuant to a Lender Joinder Agreement in connection with any outstanding Incremental Term Loans:

Payment Date        Term Loan Reduction Installment Amount
    March 31, 2025                $4,000,000
    June 30, 2025                $4,000,000
    September 30, 2025            $4,000,000
            December 31, 2025            $4,000,000
March 31, 2026                $4,000,000
    June 30, 2026                $4,000,000
    September 30, 2026            $4,000,000
            December 31, 2026            $4,000,000
March 31, 2027                $4,000,000
June 30, 2027                $4,000,000
    September 30, 2027            $4,000,000
            December 31, 2027            $4,000,000
March 31, 2028                $4,000,000
    June 30, 2028                $4,000,000
    September 30, 2028            $4,000,000
            December 31, 2028            $4,000,000
March 31, 2029                $4,000,000
June 30, 2029                $4,000,000
    September 30, 2029            $4,000,000

The final Term Loan Reduction Installment shall be due on the Term Loan Maturity Date and shall be in an amount equal to all principal and interest outstanding with respect to the Term Loans (including Incremental Term Loans). The aggregate amount payable to any Lender on any date set forth in this Section 2.01(d) shall be determined in accordance with the provisions of Section 2.14.
(e)The Borrowers shall give the Administrative Agent irrevocable written notice, substantially in the form of a Loan Notice (which notice must be received by the Administrative Agent prior to 9:00 a.m., Los Angeles time, on the Restatement Closing Date) requesting that the Lenders make the Term Loans in accordance with their respective Term Loan Commitments on the Restatement Closing Date. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender thereof. Not later than 11:00 a.m., Los Angeles time, on the Restatement Closing Date, each Lender shall make available to the Administrative Agent the amount of such Lender’s Term Loan Commitment in immediately available funds by wiring such amount to such account as the Administrative Agent shall specify. On the Restatement Closing Date, the Administrative Agent may, in the absence of notification from any Lender that such Lender will not make its pro rata share available to the Administrative Agent on such date, credit the account of the Borrowers on the books of the Administrative Agent (or credit such other account as the Borrowers shall instruct the Administrative Agent in writing) in an amount equal to the aggregate Term Loan Commitments.
(f)Neither the Administrative Agent nor any Lender shall be responsible for the obligations or Term Loan Commitment of any other Lender hereunder, nor will the failure of any Lender to comply with the terms of this Agreement relieve any other Lender or the Borrowers of their obligations under this Agreement.
(g)Borrower shall use all of the proceeds of the Term Loans made on the Restatement Closing Date to repay in full the outstanding balance of the Original Credit Agreements Obligations and for working capital and general corporate purposes.

2.02[Reserved].
2.03[Reserved].
2.04 [Reserved].
2.05[Reserved].
2.06Optional Prepayments.
The Borrowers may, upon notice to the Administrative Agent pursuant to delivery to the Administrative Agent of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay the Term Loans in whole or in part without premium or penalty subject to Section 2.11(c) and Section 3.05; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to any date of prepayment of the Term Loans (or, in each case, such shorter period acceptable to the Administrative Agent), which notice may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions in which, in which case, such notice of prepayment may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date), or the date of prepayment may be extended by the Borrowers no more than twice, if such condition is not satisfied and (B) each prepayment shall be in a principal amount of $500,000 or a whole multiple of $250,000 in excess thereof. Each such notice shall specify the date and amount of such prepayment. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment). If such notice is given by the Borrowers and not revoked in accordance with the terms of this Section 2.06, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of principal shall be applied as directed by the Borrowers and shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.
2.07Mandatory Prepayments.
(a)Within five (5) Business Days after receipt by any Loan Party of the Net Proceeds of an Asset Disposition in an aggregate amount in excess of $2,500,000, the Borrowers shall prepay the Term Loans in an amount equal to, as applicable, 100% of such Net Proceeds in the case of all other Asset Dispositions; provided that, so long as no Event of Default has occurred and is continuing, no such prepayment shall be required with respect to an Asset Disposition to the extent that, within one (1) year following receipt of such Net Proceeds, such Net Proceeds are used to acquire other assets or property necessary or useful in the business of the Loan Parties; provided that the Administrative Agent shall have a first-priority Lien thereon (subject only to the Permitted Liens), provided further that the Borrowers shall notify the Administrative Agent of the applicable Loan Party’s intent to reinvest, if applicable, commitment to reinvest, and of the completion of such reinvestment at the time such proceeds are received and when such reinvestment occurs, respectively. On or prior to the date such prepayment is to be made, the Borrowers agree to provide the Administrative Agent calculations used by the Borrowers in determining the amount of any such prepayment under this Section 2.07(a).
(b)Within five (5) Business Days of receipt by any Loan Party of any Net Proceeds with respect to a Debt Offering, the Borrowers shall prepay the Term Loans in an amount equal to 100% of the Net Proceeds of such Debt Offering. On or prior to the date such prepayment is to be made, the Borrowers agree to provide the Administrative Agent calculations used by the

Borrowers in determining the amount of any such prepayment under this Section 2.07(b). Nothing in this Section 2.07(b) shall be deemed to constitute a waiver to or modification of Section 7.02.
(c)Within five (5) Business Days of receipt by any Loan Party of Net Proceeds with respect to an Equity Issuance (other than an Equity Cure Investment), the Borrowers shall prepay the Term Loans in an amount equal to 100% of the Net Proceeds of such Equity Issuance. On or prior to the date such prepayment is to be made, the Borrowers agree to provide the Administrative Agent calculations used by the Borrowers in determining the amount of any such prepayment under this Section 2.07(c). Nothing in this Section 2.07(c) shall be deemed to constitute a waiver or modification of Section 8.01(k).
(d)If any Loan Party receives Net Proceeds from casualty or property insurance or condemnation at any time after the Restatement Closing Date in excess of $2,500,000 in the aggregate in any Fiscal Year, with respect to any damage, destruction or other loss of or to property, the Borrowers shall prepay the Term Loans, in an amount equal to the amount thereof not applied to the repair, restoration or replacement of the applicable assets within one (1) year after receipt by such Loan Party of such proceeds, or immediately upon the request of the Administrative Agent upon the occurrence and during the continuance of an Event of Default (other than such proceeds that have been paid or committed to be paid to third parties). The Borrowers shall give the Administrative Agent prompt written notice of all casualty or property insurance and condemnation proceeds received by any Loan Party on or after the Restatement Closing Date.
(e)Upon the making of an Equity Cure Investment pursuant to Section 7.11(c), the Borrowers shall prepay the Term Loans in an amount equal to 100% of such Equity Cure Investment.
(f)The Borrowers shall prepay the outstanding principal amount of the Term Loans in an amount equal to 25% of Consolidated Excess Cash Flow for each fiscal year commencing with the fiscal year ending December 31, 2025, provided that any voluntary prepayment of the Term Loans made by the Borrowers pursuant to Section 2.06 that is applied to the principal amount of the Term Loans in the inverse order of maturity shall be credited toward, and shall reduce dollar-for dollar, the amount of the Borrowers’ required mandatory principal payments pursuant to this Section 2.07(f). Each mandatory prepayment amount hereunder shall be payable within five (5) days after the Borrowers’ delivery to the Administrative Agent of the audited financial statements referred to in and required by Section 6.01(b) for such fiscal year but in any event not later than one hundred twenty-five (125) days after the end of each such fiscal year.
(g)Each prepayment of the Term Loans pursuant to Sections 2.07(a) through (f) shall be applied to the outstanding principal balance of Term Loans. Any prepayment proceeds remaining after application of such prepayment in accordance with the terms hereof shall, so long as no Default has occurred and is continuing, be returned to the Borrowers. Except as set forth in Section 2.07(f) in the case of voluntary prepayments of the Term Loans that are credited toward the Borrowers’ obligation to make principal payments on the Term Loans from Consolidated Excess Cash Flow (which voluntary payments shall be applied to repay the principal amount of the Term Loans in the inverse order of maturity), each prepayment under this Section 2.07 shall be accompanied by payment in full of all accrued interest to and including the date of such prepayment. Each prepayment of Term Loans under this Section 2.07 (other than prepayment of Term Loans under Section 2.07(e)) shall be applied to the remaining Term Loan Reduction

Installments including the final installment due on the Term Loan Maturity Date on a pro rata basis, and no such amounts shall be available for reborrowing. Each prepayment of Term Loans under this Section 2.07(e) shall be applied to the remaining Term Loan Reduction Installments including the final installment due on the Term Loan Maturity Date in inverse order of maturity, and no such amounts shall be available for reborrowing.
2.08[Reserved].
2.09Repayment of Term Loans.
The principal of the Term Loans shall be repaid as set forth in Section 2.01(d).
2.10Interest and Default Rate.
(a)Interest. Subject to the provisions of Section 2.10(b), each Term Loan shall bear interest on the outstanding principal amount thereof for each day during each calendar month from the applicable borrowing date at a rate per annum equal to the greater of (i) Term SOFR for such calendar month, plus the Applicable Margin, plus the Spread Adjustment or (ii) 3.25%.
(b)Default Rate.
(i)If any amount of principal of the Term Loans is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii)If any amount (other than principal of the Term Loans) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iii)Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)Interest Payments. Interest on the Term Loans shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.11Fees.
The Borrowers shall pay the following fees:
(a)to the Administrative Agent, for its own account, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever;

(b)to the Lenders, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever; and
(c)If Borrowers prepays the Term Loans pursuant to Section 2.06 hereof, then Borrowers shall, as liquidated damages, pay to the Administrative Agent, for the ratable account of the Lenders, a prepayment fee in an amount equal to a percentage of the aggregate outstanding principal balance of the Term Loans prepaid at such time, calculated as follows: (A) 2.0% if the prepayment occurs on or before the first anniversary of the Closing Date, (B) 1.0% if the prepayment occurs after the first anniversary of the Closing Date but on or before second anniversary of the Closing Date, and (C) 0.0% if the prepayment occurs any time after the second anniversary of the Closing Date (collectively, the “Early Termination Fee”). The Early Termination Fee shall be due and payable concurrent with any prepayment of the Term Loans pursuant to Section 2.06 hereof. Notwithstanding the foregoing, no Early Termination Fee shall be owing by Borrowers under this Section 2.11(c) unless $40,000,000 of Incremental Term Loan Commitments have been made hereunder.
2.12Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.
(a)Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365 day year). Interest shall accrue on the Term Loans from the Restatement Closing Date, and shall not accrue on the Term Loans, or any portion thereof, for the day on which the Term Loans, or such portion, are paid. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
(b)Financial Statement Adjustments or Restatements. If, as a result of any restatement of or other adjustment to the financial statements of Borrowers and their Subsidiaries or for any other reason, the Borrowers, or the Lenders determine that (i) the Consolidated Total Funded Debt Ratio as calculated by the Borrowers as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Total Funded Debt Ratio would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the ratable account of the Lenders promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under the Bankruptcy Code, automatically and without further action by the Administrative Agent or any Lender, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent or any Lender, under any provision of this Agreement to payment of any Obligations hereunder at the Default Rate or under Article VIII. The Borrowers’ obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.
2.13Evidence of Debt.
The Term Loans shall be evidenced by one or more accounts or records maintained by the Lenders and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Term Loans made by the Lenders to the Borrowers and the interest and payments thereon.

Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
2.14Payments Generally; Administrative Agent’s Clawback.
(a)General. All payments to be made by the Borrowers shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, the Administrative Agent may, without notice or consent of Borrowers, debit any deposit account maintained by Borrowers at Banc of California for all required payments by the Borrowers on the date such payments are due, including payments of outstanding third party fees to the extent payable by Borrowers hereunder, including reasonable attorneys’ fees and costs incurred by Administrative Agent hereunder to the extent payable by Borrowers hereunder. The Administrative Agent will promptly distribute to each Lender its pro rata share of such payments by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. Los Angeles time shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Except as otherwise specifically provided for in this Agreement, if any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers’ designated deposit account at Banc of California will not contain sufficient funds to make such payment when due, the Administrative Agent may assume that the Borrowers have sufficient funds on deposit in such account to allow such payment to be made in full on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrowers do not in fact have sufficient funds in their designated deposit account to cover the full amount of such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of the Administrative Agent to the Borrowers with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c)Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for the Term Loan to be made by such Lender on the Restatement Closing Date, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the Term Loans set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)Obligations of Lenders Several. The obligations of the Lenders hereunder to make the Term Loans on the Restatement Closing Date and to make payments pursuant to

Section 11.04(c) are several and not joint. The failure of any Lender to make its Term Loan on the Restatement Closing Date or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Term Loan on the Restatement Closing Date or to make its payment under Section 11.04(c).
(e)Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Term Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Term Loan in any particular place or manner.
(f)Pro Rata Treatment. Except to the extent otherwise provided herein: (i) the Term Loans shall be made by the Lenders pro rata according to the amounts of their respective Commitments; (ii) each payment or prepayment of principal of the Term Loans by the Borrowers shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Term Loans held by them; and (iii) each payment of interest on the Term Loans by the Borrowers shall be made for account of the Lenders pro rata in accordance with the amounts of interest on the Term Loans then due and payable to the respective Lenders.
2.15Sharing of Payments by Lenders.
If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then, in each case under clauses (a) and (b) above, the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Term Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:
(1)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(2)    the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loan to any assignee or participant, other than an assignment to any Loan Party or any Affiliate thereof (as to which the provisions of this Section shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
2.16Incremental Term Loans.
(a)Request for Incremental Term Loans. The Borrowers may, by notice to the Administrative Agent (who shall promptly notify the applicable Lenders), request the establishment of one or more new term loan commitments (each, an “Incremental Term Loan Commitment”) pursuant to an Incremental Term Loan Facility, in each case, for an aggregate amount (for all such requests not exceeding $40,000,000).
(b)Incremental Term Loan Lenders. An Incremental Term Loan Commitment may be provided by any existing Lender or other Person that is an Eligible Assignee (each such existing Lender or other Person that agrees to provide an Incremental Term Loan Commitment, an “Incremental Term Loan Lender”); provided that each Incremental Term Loan Lender shall be subject to the consent (in each case, not to be unreasonably withheld or delayed) of the Administrative Agent. Notwithstanding anything herein to the contrary, no Lender shall have any obligation to agree to provide an Incremental Term Loan Commitment pursuant to this Section and any election to do so shall be in the sole discretion of such Lender.
(c)Terms of Incremental Term Loan Commitments. The Administrative Agent and the Borrowers shall determine the effective date for an Incremental Term Loan Facility pursuant to this Section (an “Incremental Commitment Effective Date”) and, if applicable, the final allocation of such Incremental Term Loan Commitments among the Persons providing such Incremental Term Loan Facility; provided that such date shall be a Business Day at least ten Business Days after delivery of the request for such Incremental Term Loan Facility (unless otherwise approved by the Administrative Agent) and at least 30 days prior to the Term Loan Maturity Date.
(d)In order to effect such Incremental Term Loan Facility, the Loan Parties, the Parent, the Ultimate Parent, the applicable Incremental Term Loan Lender(s), the existing Lenders, and the Administrative Agent shall enter into one or more Lender Joinder Agreements, each in form and substance satisfactory to the Borrowers and the Administrative Agent, pursuant to which the applicable Incremental Term Loan Lender(s) will provide the applicable Incremental Term Loan Commitment(s).
(e)Effective as of the applicable Incremental Commitment Effective Date, subject to the terms and conditions set forth in this Section, each Incremental Term Loan Commitment shall be a Term Loan Commitment and, in each case, Schedule 1.01(b) shall be updated accordingly to reflect such Incremental Term Loan Commitment, Section 2.01(d) shall be amended as set forth in the applicable Lender Joinder Agreement, and each Incremental Term Loan Lender providing such Incremental Term Loan Commitment shall be, and have all the rights of, a Lender, and the Incremental Term Loan made by it on such Incremental Commitment Effective Date pursuant to this Section shall be Term Loans for all purposes of this Agreement.

(f)At Borrowers’ option, Borrowers may use the proceeds of Incremental Term Loans to make an Incremental Term Loan Distribution.
(g)Conditions to Effectiveness. Notwithstanding the foregoing, the Incremental Term Loan Commitments under an Incremental Term Loan Facility pursuant to this Section shall not be effective with respect to any Incremental Term Loan Lender unless:
(i)no Default or Event of Default shall have occurred and be continuing on the Incremental Commitment Effective Date and after giving effect to the Incremental Term Loans under such Incremental Term Loan Facility;
(ii)the representations and warranties contained in this Agreement are true and correct on and as of the Incremental Commitment Effective Date and after giving effect to such Incremental Term Loan Facility, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);
(iii)the Administrative Agent shall have received one or more Lender Joinder Agreements contemplated above, providing for Incremental Term Loan Commitments in the amount of such Incremental Term Loan Facility; and
(iv)the Administrative Agent shall have received such documents reasonably requested by the Administrative Agent in connection therewith.
(v)As of such Incremental Commitment Effective Date, upon the Administrative Agent’s receipt of the documents required by this paragraph (d), the Administrative Agent shall record the information contained in the applicable Lender Joinder Agreement(s) in the Register and give prompt notice of the Incremental Term Loan Commitments to the Borrowers and the Lenders (including each Incremental Term Loan Lender).
2.17Defaulting Lenders.
(a)Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01.
(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrowers may request (so long as no Event of Default exists), to the funding of such Defaulting Lender’s Term Loan Commitment; third, to the payment of any amounts owing to the

Lenders, as a result of any judgment of a court of competent jurisdiction obtained by any Lender, against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise as may be required under the Loan Documents in connection with any Lien conferred thereunder or directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of Term Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Term Loans were made at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the Term Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of the Term Loan of such Defaulting Lender until such time as all Term Loans are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)Certain Fees. No Defaulting Lender shall be entitled to receive any fee payable under Section 2.11 for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(b)Defaulting Lender Cure. If the Borrowers, the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of the outstanding Term Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Term Loans to be held on a pro rata basis by the Lenders, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
2.18Acknowledgment and Consent to Bail-In of Affected Financial Institutions.
Notwithstanding anything to the contrary in this Agreement or any other Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under this Agreement or any other Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)the effects of any Bail-in Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01Taxes.
(a)Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
(i)Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of an applicable Withholding Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the applicable Withholding Agent shall be entitled to make such deduction or withholding.
(ii)If applicable Withholding Agent shall be required to withhold or deduct any Taxes, including both United States federal backup withholding and withholding taxes, from any payment, then (A) such Withholding Agent shall withhold or make such deductions as are determined by such Withholding Agent, (B) the Withholding Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any such required withholding or the making of all such required deductions (including such deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(b)Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)Tax Indemnifications.

(i)Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf, shall be conclusive absent manifest error.
(ii)Each Lender shall, and does hereby, severally indemnify and shall make payment in respect thereof within ten (10) days after demand therefor, (A) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (B) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (C) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).
(d)Evidence of Payments. Upon request by the Borrowers or the Administrative Agent, as the case may be, after any payment of Taxes by any Loan Party or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrowers shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrowers, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to the Borrowers or the Administrative Agent, as the case may be.
(e)Status of Lenders; Tax Documentation.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable

Law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), Section 3.01(e)(ii)(B) and Section 3.01(e)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing, in the event that the Borrowers are U.S. Persons,
(A)any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)executed originals of IRS Form W-8ECI;
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN, as applicable; or

(4)to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.
(f)Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party pursuant to Section 3.01(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to such Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.
(g)Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the repayment, satisfaction or discharge of all other Obligations.
3.02Illegality.
If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to maintain its Term Loan as a loan whose interest is determined by reference to Term SOFR, or to determine or charge interest rates based upon Term SOFR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, (a) any obligation of such Lender to continue its Term Loan as a loan whose interest is determined by reference to Term SOFR shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert the Term Loan of such Lender to a loan whose interest is determined by reference to the Base Rate either on the last day of the calendar month therefor, if such Lender may lawfully continue to maintain its Term Loan as a loan whose interest is determined by reference to Term SOFR to such day, or immediately, if such Lender may not lawfully continue to maintain its Term Loan as a loan whose interest is determined by reference to Term SOFR and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon Term SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Term SOFR. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.
3.03Index Cessation.
(a)If at any time Administrative Agent reasonably believes or reasonably determines that (i) the pre-replacement Index has been or will imminently be discontinued for any reason, (ii)

the pre-replacement Index will not adequately and fairly reflect the cost to Administrative Agent and the Lenders of maintaining or funding loans based on the pre-replacement Index, (iii) the pre-replacement Index is not widely used as a benchmark Index or is no longer an industry-accepted reference rate for similarly situated loans to the Term Loans, (iv) adequate and fair means do not exist for Administrative Agent to ascertain the pre-replacement Index or the pre-replacement Index is no longer being published by a reliable source reasonably available to and used by Administrative Agent, (v) regulatory changes (meaning a change in any applicable Law, treaty, rule, regulation or guideline, or the interpretation or administration thereof, by the administrator of the relevant benchmark or its regulatory supervisor, any governmental authority, central bank or other fiscal, monetary or other authority having jurisdiction over each Lender or its lending office) make it unlawful or commercially unreasonable for the Administrative Agent to use the pre-replacement Index as the Index for purposes of determining the interest rate or (vi) the administrator of the pre-replacement Index or a governmental authority having jurisdiction over Administrative Agent and the Lenders has made a public statement identifying a specific date after which the pre-replacement Index shall no longer be used for determining interest rates for loans, then Administrative Agent shall use reasonable efforts to select a replacement Index that Administrative Agent in good faith believes is a practical means of preserving the parties’ intent relative to the economics of the pre-replacement Index. In addition, in the event the result of any of the foregoing in clause (i) through (iv) above is to increase the cost to Lenders of making, renewing or maintaining the Term Loans or extensions of credit or to reduce any amount receivable hereunder, then, in any such case, Borrowers shall promptly pay Lenders, upon demand, any additional amounts necessary to compensate Lenders for such additional cost or reduced amount receivable as determined by Administrative Agent (collectively, “Increased Costs”). If any Lender becomes entitled to claim any Increased Costs pursuant to this Section, such Lender shall provide Borrower with not less than thirty (30) days’ written notice specifying in reasonable detail the event or circumstance by reason of which it has become so entitled and the additional amount required to fully-compensate such Lender for such Increased Costs. A certificate as to any Increased Costs submitted by such Lender to Borrower shall be conclusive in the absence of manifest error. This provision shall survive the repayment of the Term Loans and the satisfaction of all other obligations of Borrowers under the Loan Documents.
(b)In the event that Administrative Agent determines a replacement Index, which determination shall be conclusive, in order to account for the relationship of the replacement Index to the pre-replacement Index, Administrative Agent shall also determine, which determination shall be conclusive, any change necessary to the percentage points (“Margin”) to be added or subtracted to the replacement Index necessary to ensure that the replacement method will measure interest rates in a manner similar to the pre-replacement Index, and for the avoidance of doubt, any such change to the Margin shall not reduce the interest rate in effect as of the date of such Index replacement. Any determination by Administrative Agent relating to a replacement Index or change in the Margin will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has provided notice of such proposed determination to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such determination from Lenders comprising the Required Lenders.
(c)In selecting such replacement Index and Margin, Administrative Agent may give due consideration to (i) the recommendation of a replacement Index or Margin adjustment, or method of calculating or determining such replacement Index or Margin by the regulatory entities with jurisdiction over Administrative Agent and Lenders or a committee officially endorsed or convened by the regulatory entities, (ii) any evolving or industry-accepted means for determining an Index and Margin, or method of calculating or determining such Index and Margin, for the replacement of the Index and Margin with the replacement Index and Margin, (iii) the then prevailing market convention for determining an Index rate of interest for commercial loans that are comparable to Administrative Agent’s commercial loans at that time, and (iv) a similar rate Index from other sources deemed to be reasonably reliable by and available to Administrative Agent.
(d)To the extent a replacement Index and Margin are so designated, the replacement Index and Margin shall be applied in a manner consistent with market practice; and, to the extent such market practice is not administratively feasible for Administrative Agent, such replacement Index and Margin shall be applied in a manner as otherwise reasonably determined by Administrative Agent.
(e)Reasonably promptly after such determination by Administrative Agent, Administrative Agent may, by notice to Borrowers, amend this Agreement (without the need for any action or consent by Borrowers) (i) to replace the Index with the replacement Index selected, (ii) amend the Margin to be added to the Index, and (iii) state the date upon which the replacement Index and Margin shall be effective. Upon the operative date, the replacement Index and Margin shall then be deemed the Index and Margin for all purposes of this Agreement. To the extent practicable, the interest rate based on the replacement Index plus or subtract the Margin, as it may be adjusted, will be substantially equivalent to the interest rate plus or subtract the Margin previously in effect as of the date of the replacement of the Index and Margin.
(f)Borrowers understand that Administrative Agent may make loans to other borrowers based on other rates as well. A different replacement Index and Margin may be selected for different types of loans and transactions. Borrowers acknowledge that the discontinuation of pre-replacement Index is a future event over which neither Administrative Agent nor Borrowers have influence but which will necessarily affect such Index and Margin. Borrowers acknowledge that the interest rate resulting from replacement Index and Margin will differ from pre-replacement Index and Margin.
(g)Borrowers agree that Administrative Agent shall not be liable in any manner for its selection and implementation of a replacement Index and Margin, provided that Administrative Agent makes such selection in good faith and implementation consistent with market practice, or if not feasible, as reasonably determined by Administrative Agent.
(h)    The replacement Index and Margin shall remain in effect from the effective date set forth in such notice until the maturity date, unless such an instance occurs where the replacement Index is no longer available, then the same process described in this section shall apply.
(i)In connection with the use or administration of Index or in connection with the use, administration, adoption, or implementation of any replacement Index, Administrative Agent will have the right to make, at Borrowers’ sole cost and expense, Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of Borrowers or any other party to this Agreement or any other Loan Document. Administrative Agent will promptly notify the Borrowers of the effectiveness of any Conforming Changes in connection with the use or administration of the Index or any replacement Index, as applicable. Without limiting the foregoing, Borrowers shall promptly execute and deliver, and cause any Guarantor to execute and deliver, any amendment, reaffirmation or modification required by Administrative Agent in its reasonable discretion to evidence any such Conforming Changes.
3.04Increased Costs.
(a)Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));
(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender or interbank market any other condition, cost or expense affecting this Agreement or the Term Loan made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of or maintaining its Term Loan, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, subject in all respects to the Borrower’s rights under Section 11.13 hereof, the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
Notwithstanding any other provision of this Section 3.04, no Lender shall invoke the provisions of the foregoing subsections of this Section 3.04 if it shall not at the time be the general policy and practice of such Lender to invoke such provisions in similar circumstances under comparable provisions of other credit agreements.
(b)Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)[Reserved].
(d)Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(e)Reserved.
(f)Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof).
3.05Compensation for Losses.
Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of any failure by the Borrowers (for a reason other than the failure of such Lender to make its Term Loan) to prepay, borrow, or continue any Term Loan on the date or in the amount notified by the Borrowers; including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Term Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded its Term Loan at Term SOFR for such Term Loan by a matching deposit or other borrowing in an interbank market for a comparable amount and for a comparable period, whether or not such Term Loan was in fact so funded.
3.06Designation of a Different Lending Office.
If any Lender requests compensation under Section 3.04, or requires the Borrowers to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrowers, such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Term Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.07Survival.
All of the Borrowers’ obligations under this Article III shall survive termination of the Commitments, repayment of all other Obligations hereunder, resignation of the Administrative Agent and the Term Loan Maturity Date.
ARTICLE IV
CONDITIONS PRECEDENT
4.01Conditions of Term Loans.
The obligation of each Lender to make its Term Loan hereunder is subject to satisfaction of the following conditions precedent:
(a)Execution of Credit Agreement; Loan Documents. The Administrative Agent shall have received (i) counterparts of this Agreement, executed by a Responsible Officer of each Loan Party and a duly authorized officer of each Lender, (ii) for the account of each Lender requesting a Note, a Note executed by a Responsible Officer of each Borrower, (iii) counterparts of the Security Agreement and each other Collateral Document, executed by a Responsible Officer of the applicable Loan Parties and a duly authorized officer of each other Person party thereto, as applicable, (iv) counterparts of any other Loan Document, executed by a Responsible Officer of the applicable Loan Party and a duly authorized officer of each other Person party thereto, (v) the counterparts of the Ultimate Parent Guaranty, executed by an authorized officer of the Ultimate Parent and (vi) the counterparts of the Parent Guaranty, executed by an authorized officer of the Parent.
(b)Officer’s Certificate. The Administrative Agent shall have received an Officer’s Certificate dated the Restatement Closing Date, certifying as to the Organization Documents of each Loan Party (which, to the extent filed with a Governmental Authority, shall be certified as of a recent date by such Governmental Authority), the resolutions of the governing body of each Loan Party, the good standing, existence or its equivalent of each Loan Party and of the incumbency (including specimen signatures) of the Responsible Officers of each Loan Party.
(c)Legal Opinions of Counsel. The Administrative Agent shall have received an opinion or opinions (including, if reasonably requested by the Administrative Agent, local counsel opinions) of counsel for the Loan Parties (other than, subject to Section 6.02(l), Lingo Telecom of Virginia, LLC, Bullseye Telecom of Virginia, LLC, Bandwave Systems, L.L.C., and magicJack SMB, Inc.), dated the Restatement Closing Date and addressed to the Administrative Agent and the Lenders, in form and substance acceptable to the Administrative Agent.
(d)Financial Statements. The Administrative Agent and the Lenders shall have received copies of the Audited Financial Statements.
(e)Personal Property Collateral. The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent:
(i)(A) searches of UCC filings in the jurisdiction of incorporation or formation, as applicable, of each Loan Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens and (B) tax lien, judgment and bankruptcy searches;
(ii)searches of ownership of Intellectual Property in the appropriate governmental offices and such patent/trademark/copyright filings as requested by the Administrative Agent in order to perfect the Administrative Agent’s security interest in the Intellectual Property;
(iii)completed UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s reasonable discretion, to perfect the Administrative Agent’s security interest in the Collateral;
(iv)stock or membership certificates, if any, evidencing the Pledged Equity and undated stock or transfer powers duly executed in blank; in each case to the extent such Pledged Equity is certificated; provided, however, Borrowers shall not be required to deliver the stock certificates representing any Excluded Property;
(v)in the case of any personal property Collateral located at premises leased by a Loan Party and set forth on Schedule 5.21(g)(i), subject to Section 6.02(l), such estoppel letters, consents and waivers from the landlords of such real property to the extent required to be delivered in connection with Section 6.14 (such letters, consents and waivers shall be in form and substance satisfactory to the Administrative Agent, it being acknowledged and agreed that any Landlord Waiver is satisfactory to the Administrative Agent);
(vi)to the extent required to be delivered pursuant to the terms of the Collateral Documents, all instruments, documents and chattel paper in the possession of any of the Loan Parties, together with allonges or assignments as may be necessary or appropriate to perfect the Administrative Agent’s and the Lenders’ security interest in the Collateral; and
(vii)Qualifying Control Agreements satisfactory to the Administrative Agent to the extent required to be delivered pursuant to Section 6.14.
(f)Beneficial Ownership Certification. At least five (5) days prior to the Restatement Closing Date, each Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered a Beneficial Ownership Certification to the Administrative Agent.
(g)Liability, Casualty, Property, Terrorism and Business Interruption Insurance. The Administrative Agent shall have received copies of insurance policies, declaration pages, certificates, and endorsements of insurance or insurance binders evidencing liability, casualty, property, terrorism and business interruption insurance meeting the requirements set forth herein or in the Collateral Documents or as required by the Administrative Agent. The Loan Parties shall have delivered to the Administrative Agent an Authorization to Share Insurance Information.
(h)Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate signed by a Responsible Officer of each Borrower as to the financial condition,

solvency and related matters of Borrowers and their Subsidiaries, after giving effect to the initial borrowings under the Loan Documents and the other transactions contemplated hereby.
(i)Financial Condition Certificate. The Administrative Agent shall have received a certificate or certificates executed by a Responsible Officer of each Borrower as of the Restatement Closing Date, as to certain financial matters, substantially in the form of Exhibit M.
(j)Material Contracts. The Administrative Agent shall have received true and complete copies, certified by an officer of each Borrower as true and complete in all material respects, of all Material Contracts, together with all material exhibits and schedules.
(k)Loan Notice. The Administrative Agent shall have received a Loan Notice with respect to the Loans to be made on the Restatement Closing Date.
(l)Existing Indebtedness of the Loan Parties.
(i)Upon the making of the Term Loan on the date hereof and application of the proceeds of the Term Loan to the outstanding balance of the Original Credit Agreements Obligations, all Original Credit Agreements Obligations shall be paid in full; and
(ii)All of the existing Indebtedness for borrowed money of the Loan Parties (including Indebtedness under the Parent Subordinated Credit Agreement and the Holdco Note but excluding other Indebtedness permitted to exist pursuant to Section 7.02) shall be repaid or forgiven in full (in the case of Indebtedness under the Parent Subordinated Credit Agreement, subject to the terms of the Parent Subordination Agreement) and all security interests related thereto shall be terminated on or prior to the Restatement Closing Date.
(m)Consents. The Administrative Agent shall have received evidence that all members, boards of directors, governmental, shareholder and material third party consents and approvals necessary in connection with the entering into of this Agreement have been obtained.
(n)Fees and Expenses. The Administrative Agent and the Lenders shall have received all fees and expenses, if any, owing pursuant to the Fee Letter and Section 2.11.
(o)Due Diligence. The Lenders shall have completed a due diligence investigation of the Loan Parties in scope, and with results, satisfactory to the Lenders.
(p)Representations and Warranties. The representations and warranties of the Borrowers and each other Loan Party contained in Article II, Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of the Restatement Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.
(q)Default. No Default shall exist, or would result from the Term Loans or from the application of the proceeds thereof.

(r)Other Documents. All other documents provided for herein or which the Administrative Agent or any other Lender may reasonably request or require.
(s)Additional Information. Such additional information and materials which the Administrative Agent and/or any Lender shall reasonably request or require.
Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Restatement Closing Date specifying its objection thereto.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
Each Loan Party represents and warrants to the Administrative Agent and the Lenders, as of the date made or deemed made, that:
5.01Existence, Qualification and Power.
Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect. The copy of the Organization Documents of each Loan Party provided to the Administrative Agent pursuant to the terms of this Agreement is a true and correct copy of each such document, each of which is valid and in full force and effect as of the date hereof.
5.02Authorization; No Contravention.
The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Material Contract to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law; except in each case referred to in clause (b) and (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.
5.03Governmental Authorization; Other Consents.
No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof, subject to Permitted Liens) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, other than (i) authorizations, approvals, actions, notices and filings which have been duly given, obtained or waived and (ii) filings to perfect the Liens created by the Collateral Documents.
5.04Binding Effect.
This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforcement may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law).
5.05Financial Statements; No Material Adverse Effect.
(a)Audited Financial Statements. The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Loan Parties as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Loan Parties as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.
(b)Ultimate Parent Annual Audited Financial Statements. The audited Consolidated balance sheets of the Ultimate Parent and its Subsidiaries dated December 31, 2023 (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Ultimate Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Ultimate Parent and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.
(c)Material Adverse Effect. Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.
(d)[Reserved].
(e)Forecasted Financials. The Consolidated forecasted balance sheets, statements of income and cash flows of the Borrowers and their Subsidiaries delivered pursuant to Section 4.01 or Section 6.01 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrowers’ best estimate of their future financial condition and performance. The parties acknowledge and agree that forecasted, forward-looking information and projections are not a guarantee of future performance, and actual results may differ from the forecasted, forward-looking information or projections and such differences may be material.
5.06Litigation.
Except as set forth on Schedule 5.06, there are no actions, suits or proceedings, or, to the actual knowledge of the Loan Parties after due and diligent investigation, threatened in writing or contemplated, at law or in equity, before any Governmental Authority, by or against any Loan Party or any Subsidiary or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby, or (b) either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.
5.07No Default.
No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
5.08Ownership of Property.
Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.09Environmental Compliance.
(a)The Loan Parties and their respective Subsidiaries have been in compliance with existing Environmental Laws and there have been no claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, except to the extent such failure to comply or claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)Neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.
5.10Insurance.
The properties of the Loan Parties are insured with financially sound and reputable insurance companies not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks as are customarily carried by companies of similar size engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates. The general liability, casualty, property, terrorism and business interruption insurance coverage of the Loan Parties as in effect on the Restatement Closing Date, and as of the last date such Schedule was required to be updated in accordance with Section 6.02, is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 5.10 and such insurance coverage complies with the requirements set forth in this Agreement and the other Loan Documents.
5.11Taxes.
Except as set forth on Schedule 5.11, each Loan Party and its Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. Except as set forth on Schedule 5.11, there is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect, nor is there any tax sharing agreement applicable to the Borrower or any Subsidiary. The filing and recording of any and all documents required to perfect the security interests granted to the Administrative Agent (for the ratable benefit of the Secured Parties) will not result in any documentary, stamp or other taxes, except for customary filing and recordation fees that shall be paid concurrently with such filing or recording, as the case may be.
5.12ERISA Compliance.
(a)Each Plan is in compliance in all material respects with the applicable provisions of ERISA and provisions of the Code and other federal or state law. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or is subject to a favorable opinion letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code, or an application for such a letter is currently being processed by the IRS. To the best knowledge of the Loan Parties, nothing has occurred that would prevent or cause the loss of such tax-qualified status.
(b)There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction within the meaning of Section 406 of ERISA for which a statutory, regulatory, or administrative exemption does not exist or violation of the applicable fiduciary requirements of Section 404 of ERISA with respect to any Plan (other than a Multiemployer Plan) that has resulted or would reasonably be expected to result in a Material Adverse Effect.
(c)(i) No ERISA Event has occurred, and no Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that would reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrowers and each ERISA Affiliate have met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the adjusted funding target attainment percentage (as defined in Section 436(j)(2) of the Code) is 60% or higher and no Loan Party nor any ERISA Affiliate knows of any facts or circumstances that would reasonably be expected to cause the adjusted funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) no Loan Party nor any

ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither any Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, with respect to which a material liability of any Borrowers or any ERISA Affiliate exists, and no event or circumstance has occurred or exists that would reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan (other than a Multiemployer Plan).
(d)Neither any Borrower nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than on the Restatement Closing Date, those listed on Schedule 5.12 hereto.
5.13Margin Regulations; Investment Company Act.
(a)Margin Regulations. The Borrowers are not engaged and will not engage, principally or as one of their important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of the Term Loans, not more than twenty-five percent (25%) of the value of the assets (either of any Borrower alone or all of the Borrowers and their Subsidiaries on a Consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between the Borrowers and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.
(b)Investment Company Act. None of any Borrower, any Person Controlling any Borrower, or any Subsidiary of any Borrower is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
5.14Disclosure.
The Borrowers have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which the Borrowers or any Domestic Subsidiary of any Borrower is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished in writing by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (after giving effect to all supplements and updates thereto). For the avoidance of doubt, the parties acknowledge and agree that forecasted, forward-looking information and projections are not a guarantee of future performance, and actual results may differ from the forecasted, forward-looking information or projections.

5.15Compliance with Laws.
Each Loan Party and each Subsidiary thereof is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
5.16Solvency.
Borrowers together with their Subsidiaries on a Consolidated basis are Solvent.
5.17Casualty, Etc.
Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
5.18Sanctions Concerns.
No Loan Party, nor any Subsidiary, nor, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity currently the subject of any Sanctions, nor is any Loan Party or any Subsidiary located, organized or resident in a Designated Jurisdiction.
5.19Responsible Officers.
Set forth on Schedule 1.01(c) are Responsible Officers, holding the offices indicated next to their respective names, as of the Restatement Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 6.02 and such Responsible Officers are the duly elected and qualified officers of such Loan Party and are duly authorized to execute and deliver, on behalf of the respective Loan Party, this Agreement, the Notes and the other Loan Documents.
5.20Subsidiaries; Equity Interests; Loan Parties.
(a)Subsidiaries, Joint Ventures, Partnerships and Equity Investments. Set forth on Schedule 5.20(a), is the following information which is true and complete in all respects as of the Restatement Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 6.02: (i) a complete and accurate list of all Subsidiaries, joint ventures and partnerships and other equity investments of the Loan Parties as of the Restatement Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 6.02, (ii) the number of shares of each class of Equity Interests in each Subsidiary outstanding, (iii) the number and percentage of outstanding shares of each class of Equity Interests owned by the Loan Parties and their Subsidiaries and (iv) the class or nature of such Equity Interests (i.e. voting, non-voting, preferred, etc.). The outstanding Equity Interests in all Subsidiaries are validly issued, fully paid and non-assessable and are owned free and clear of all Liens. There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’

qualifying shares) of any nature relating to the Equity Interests of any Loan Party or any Subsidiary thereof, except as contemplated in connection with the Loan Documents.
(b)Loan Parties. Set forth on Schedule 5.20(b) is a complete and accurate list of all Loan Parties, showing as of the Restatement Closing Date, or as of the last date such Schedule was required to be updated in accordance with Section 6.02, (as to each Loan Party) (i) the exact legal name, (ii) any former legal names of such Loan Party in the four (4) months prior to the Restatement Closing Date, (iii) the jurisdiction of its incorporation or organization, as applicable, (iv) the type of organization, (v) the jurisdictions in which such Loan Party is qualified to do business, (vi) the address of its chief executive office, (vii) the address of its principal place of business, (viii) its U.S. federal taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation or organization, if applicable, (ix) the organization identification number, (x) ownership information (e.g. publicly held or if private or partnership, the owners and partners of each of the Loan Parties) and (xi) the industry or nature of business of such Loan Party.
5.21Collateral Representations.
(a)Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Permitted Liens) on all right, title and interest of the respective Loan Parties in the Collateral described therein. Except for filings completed prior to the Restatement Closing Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.
(b)Intellectual Property. Set forth on Schedule 5.21(b)(i), subject to Section 6.02(l), as of the Restatement Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 6.02, is a list of all registered or issued Intellectual Property (including all applications for registration and issuance) owned by each of the Loan Parties or that each of the Loan Parties has the right to (including the name/title, current owner, registration or application number, and registration or application date and such other information as reasonably requested by the Administrative Agent), except for Intellectual Property which, in the applicable Borrower’s or Secured Guarantor’s reasonable business judgment, is no longer useful in the applicable Borrower’s or Secured Guarantor’s business.
(c)Documents, Instrument, and Tangible Chattel Paper. Set forth on Schedule 5.21(c), as of the Restatement Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 6.02, is a description of all Documents, Instruments, and Tangible Chattel Paper of the Loan Parties (including the Loan Party owning such Document, Instrument and Tangible Chattel Paper and such other information as reasonably requested by the Administrative Agent), in each case, with a value of $1,500,000 or more.
(d)Deposit Accounts, Electronic Chattel Paper, Letter-of-Credit Rights, and Securities Accounts.
(i)Set forth on Schedule 5.21(d)(i), as of the Restatement Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 6.02, is a description of all Deposit Accounts and Securities Accounts of the Loan Parties, including the name of (A) the applicable Loan Party, (B) in the case of a Deposit

Account, the depository institution and whether such account is a zero balance account or a payroll account, and (C) in the case of a Securities Account, the Securities Intermediary or issuer.
(ii)Set forth on Schedule 5.21(d)(ii), as of the Restatement Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 6.02, is a description of all Electronic Chattel Paper (as defined in the UCC) and Letter-of-Credit Rights (as defined in the UCC) of the Loan Parties, in each case, with a value of $1,500,000 or more, including the name of (A) the applicable Loan Party, (B) in the case of Electronic Chattel Paper (as defined in the UCC), the account debtor and (C) in the case of Letter-of-Credit Rights (as defined in the UCC), the issuer or nominated person, as applicable.
(e)Commercial Tort Claims. Set forth on Schedule 5.21(e), as of the Restatement Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 6.02, is a description of all Commercial Tort Claims of the Loan Parties, in each case with a value of $1,500,000 or more (detailing such Commercial Tort Claim in such detail as reasonably requested by the Administrative Agent).
(f)Pledged Equity Interests. Set forth on Schedule 5.21(f), as of the Restatement Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 6.02, is a list of (i) all Pledged Equity and (ii) all other Equity Interests required to be pledged to the Administrative Agent pursuant to the Collateral Documents (in each case, detailing the Grantor (as defined in the Security Agreement), the Person whose Equity Interests are pledged, the number of shares of each class of Equity Interests, the certificate number and percentage ownership of outstanding shares of each class of Equity Interests and the class or nature of such Equity Interests (i.e. voting, non-voting, preferred, etc.).
(g)Properties. Set forth on Schedule 5.21(g)(i), as of the Restatement Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 6.02, is a list of (A) each headquarter location of the Loan Parties, (B) each other location where any significant administrative or governmental functions are performed, (C) each other location where the Loan Parties maintain any books or records (electronic or otherwise) and (D) each location where any personal property Collateral is located at any premises owned or leased by a Loan Party (in each case, including (1) an indication if such location is leased or owned, (2) if leased, the name of the lessor, and if owned, the name of the Loan Party owning such property, (3) the address of such property (including, the city, county, state and zip code) and (4) to the extent owned, the approximate fair market value of such property).
(h)Material Contracts. Set forth on Schedule 5.21(h), as of the Restatement Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 6.02, is a complete and accurate list of all Material Contracts of the Loan Parties.
5.22Beneficial Ownership Certification.
As of the Restatement Closing Date, the information included in the Beneficial Ownership Certification of each Loan Party is true and correct in all material respects.

5.23[Reserved].
5.24Intellectual Property; Licenses, Etc.
Each Loan Party owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other Intellectual Property rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the actual knowledge of the Borrowers (after reasonably inquiry), no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon any rights held by any other Person. Except as set forth on Schedule 5.06, no claim or litigation regarding any of the foregoing is pending or, to the actual knowledge of the Borrowers (after reasonably inquiry), threatened in writing, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
5.25Labor Matters.
There are no collective bargaining agreements or Multiemployer Plans covering the employees of any Borrower or any of its ERISA Affiliates as of the Restatement Closing Date and neither any Borrower nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five (5) years preceding the Restatement Closing Date.
ARTICLE VI
AFFIRMATIVE COVENANTS
Each of the Loan Parties hereby covenants and agrees that on the Restatement Closing Date and thereafter until the Facility Termination Date, such Loan Party shall, and shall cause each of its Domestic Subsidiaries to:
6.01Financial Statements.
Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:
(a)Ultimate Parent Financial Statements. (i) As soon as available, but in any event within 90 days after the end of each fiscal year of Ultimate Parent commencing with the fiscal year ended December 31, 2024, a Consolidated balance sheet of Ultimate Parent and its Subsidiaries as at the end of such fiscal year, and the related Consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, and (ii) as soon as available, but in any event within 45 days after the end of each fiscal quarter of Ultimate Parent commencing with the fiscal quarter ended March 31, 2025, the Consolidated balance sheet of Ultimate Parent and its Subsidiaries as at the end of such fiscal quarter, and the related Consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal quarter, setting forth in each case in comparative form the figures for the previous fiscal quarter, all in reasonable detail and prepared in accordance with GAAP. The Consolidated statements required by this Section 6.01(a) shall be certified by the chief executive officer or chief financial officer of Ultimate Parent as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Ultimate Parent and its Subsidiaries, subject only to period end audit/review adjustments as a result of auditor’s completion of audit/review procedures and the absence of footnotes and such statements to be certified by the chief executive officer or chief financial officer to the effect that such statements are fairly stated in all material respects when considered in relation to the Consolidated financial statements of Ultimate Parent and its Subsidiaries. To the extent Consolidated statements required by this Section 6.01(a) are revised subsequent to delivery to Administrative Agent and each Lender, the revised Consolidated statements shall be provided promptly.
(b)Audited Financial Statements. As soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year of Holdco commencing with the fiscal year ended December 31, 2024, a Consolidated balance sheet of Borrowers and their Subsidiaries as at the end of such fiscal year, and the related Consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP. In each such case above, (i) such Consolidated statements (x) to be audited and accompanied by a report and opinion of Marcum LLP or another independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than any going concern or like qualification resulting solely from an upcoming maturity date for the Loans), and (y) to be certified by the chief executive officer, chief financial officer, treasurer or controller that is a Responsible Officer of Holdco to the effect that such statements are fairly stated in all material respects when considered in relation to the Consolidated financial statements of Borrowers and their Subsidiaries.
(c)Quarterly Financial Statements. As soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter of each fiscal year of Holdco that is not the last fiscal quarter in any fiscal year (commencing with the fiscal quarter ending March 31, 2025), a Consolidated balance sheet of Borrowers and their Subsidiaries as at the end of such fiscal quarter, and the related Consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of Holdco’ fiscal year then ended. The quarterly financial statements required by the immediately preceding sentence shall set forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP and include management discussion and analysis of operating results inclusive of operating metrics in comparative form. The Consolidated statements required by this Section 6.01(c) shall be certified by the chief executive officer, chief financial officer, treasurer or controller who is a Responsible Officer of Holdco as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Borrowers and their Subsidiaries, subject only to period end audit/review adjustments as a result of auditor’s completion of audit/review procedures and the absence of footnotes and such statements to be certified by the chief executive officer, chief financial officer, treasurer or controller that is a Responsible Officer of Holdco to the effect that such statements are fairly stated in all material respects when considered in relation to the Consolidated financial statements of Borrowers and their Subsidiaries. To the extent Consolidated statements required by this Section 6.01(a) are revised subsequent to delivery to Administrative Agent and each Lender, the revised Consolidated statements shall be provided promptly.
(d)[Reserved].

(e)Business Plan and Budget. As soon as available, but in any event within sixty (60) days after the end of each fiscal year of the Borrowers, an annual business plan and budget of the Borrowers and their Subsidiaries on a Consolidated basis, including forecasts prepared by management of the Borrowers, in form reasonably satisfactory to the Administrative Agent and the Required Lenders, of Consolidated balance sheets and statements of income or operations and cash flows of the Borrowers and their Subsidiaries on a monthly basis for the immediately following fiscal year.
As to any information contained in materials furnished pursuant to Section 6.02(g), the Borrowers shall not be separately required to furnish such information under Section 6.01(b) above, but the foregoing shall not be in derogation of the obligation of the Borrowers to furnish the information and materials described in Sections 6.01(b) above at the times specified therein.
Documents required to be delivered pursuant to this Section 6.01(a) (to the extent any such documents are included in materials otherwise publicly filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR) (“EDGAR Documents”). The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the EDGAR Documents, and in any event shall have no responsibility to monitor compliance by Ultimate Parent with any request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted EDGAR Documents or requesting delivery of paper copies of such EDGAR documents to it and maintaining its copies of such EDGAR Documents.
6.02Certificates; Other Information.
Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:
(a)Accountants’ Certificate. Concurrently with the delivery of the financial statements referred to in Section 6.01(b) (commencing with the delivery of the financial statements for the fiscal year ended December 31, 2024, a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default or, if any such Default shall exist, stating the nature and status of such event.
(b)Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Sections 6.01(b) and (c) (commencing with the delivery of the financial statements for the fiscal quarter ended March 31, 2025, (i) a duly completed Compliance Certificate signed by each Borrower’s applicable chief executive officer, chief financial officer, treasurer or controller which is a Responsible Officer of such Borrower, and (ii) a copy of management’s discussion and analysis with respect to such financial statements. Unless the Administrative Agent or a Lender requests executed originals, delivery of the Compliance Certificate may be by electronic communication including fax or email and shall be deemed to be an original and authentic counterpart thereof for all purposes.
(c)Updated Schedules. Concurrently with the delivery of the Compliance Certificate referred to in Section 6.02(b), the following updated Schedules to this Agreement (which may be attached to the Compliance Certificate) to the extent required to make the representation related to such Schedule true and correct as of the date of such Compliance

Certificate: Schedules 1.01(c), 5.10, 5.20(a), 5.20(b), 5.21(b)(i), 5.21(c), 5.21(d)(i), 5.21(d)(ii), 5.21(e), 5.21(f), 5.21(g)(i) and 5.21(h).
(d)Calculations. Concurrently with the delivery of the Compliance Certificate referred to in Section 6.02(b) required to be delivered with the financial statements referred to in Section 6.01(b), a certificate (which may be included in such Compliance Certificate) including the amount of all Restricted Payments, Investments, Dispositions, Capital Expenditures, and Equity Issuance that were made during the prior fiscal year.
(e)Changes in Entity Structure. Within ten (10) days prior to any merger, consolidation, dissolution or other change in entity structure of any Loan Party or any of its Subsidiaries permitted pursuant to the terms hereof, provide notice of such change in entity structure to the Administrative Agent, along with such other information as reasonably requested by the Administrative Agent. Provide notice to the Administrative Agent, not less than five (5) days prior (or such extended period of time as agreed to by the Administrative Agent) of any change in any Loan Party’s legal name, state of organization, or organizational existence.
(f)Audit Reports; Management Letters; Recommendations. Promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the Board of Directors (or the audit committee of the Board of Directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them.
(g)Annual Reports; Etc. Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of any Borrower, and copies of all annual, regular, periodic and special reports and registration statements which any Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto.
(h)Debt Securities Statements and Reports. Promptly after the furnishing thereof, copies of any written statement or written report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section.
(i)SEC Notices. Promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof.
(j)Notices. Not later than five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of all written default notices, amendments, waivers and other modifications so received under or pursuant to any instrument, indenture, loan or credit or similar agreement and, from time to time upon request by the Administrative Agent, such other material information and reports regarding such instruments, indentures and loan and credit and similar agreements as the Administrative Agent may reasonably request, subject to confidentiality restrictions applicable to such agreement.
(k)Environmental Notice. Promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that would reasonably be expected to have a Material Adverse Effect.
(l)Post-Closing Deliverables and Other Additional Information. (1) Within thirty (30) days after the Closing Date, an enterprise evaluation report; (2) within thirty (30 days after the Closing Date, an opinion or opinions (including, if reasonably requested by the Administrative Agent, local counsel opinions) of counsel for Lingo Telecom of Virginia, LLC, Bullseye Telecom of Virginia, LLC, Bandwave Systems, L.L.C., and magicJack SMB, Inc., addressed to the Administrative Agent and the Lenders, in form and substance acceptable to the Administrative Agent; (3) within thirty (30) days after the Closing Date, YMax Communications, Corp., a Delaware corporation, shall have become a Secured Guarantor pursuant to Section 6.13 Secured Guarantor hereunder by way of execution of a Joinder Agreement; (4) within sixty (60) days of the Closing Date, such estoppel letters, consents and waivers from the landlords of the real property located at 30870 Russell Ranch Road, Suite 250, Westlake Village, CA 91362 and 1655 Palm Beach Lakes Blvd., Suite 1012, West Palm Beach, Florida 33401 (such letters, consents and waivers shall be in form and substance satisfactory to the Administrative Agent, it being acknowledged and agreed that any Landlord Waiver is satisfactory to the Administrative Agent and that this sub-clause (4) shall be deemed satisfied if the landlord fails to execute such letters, consents and waivers so long as Borrowers have used commercially reasonable efforts to cause such landlord to execute such letters, consents and waivers); (5) within ninety (90) days of the date hereof, an update to Schedule 5.21(b)(i), along with any Notice of Grant of Security Interest in Copyrights, Notice of Grant of Security Interest in Patents, and/or Notice of Grant of Security Interest in Trademarks required by the Security Agreement; (6) within sixty (60) days after the Closing Date, evidence that magicJack LP, magicJack SMB, Inc., Lingo Communications of Kentucky, LLC, Lingo Telecom, LLC, and Marconi Wireless Holdings, LLC are each duly qualified and is licensed and, as applicable, in good standing under the Laws of each foreign jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, to the extent such evidence is not provided on or before the Restatement Closing Date; and (7) promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.
Documents required to be delivered pursuant to Section 6.01(b) or Section 6.02(g) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (a) on which the applicable Borrower posts such documents, or provides a link thereto on such Borrower’s website on the Internet at the website address listed on Schedule 1.01(a); or (b) on which such documents are posted on applicable Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrowers shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrowers to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrowers shall notify the Administrative Agent and each Lender (by fax transmission or e-mail transmission) of the posting of any such documents and provide to the Administrative Agent by e-mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrowers hereby acknowledge that (A) the Administrative Agent and/or an Affiliate thereof may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrowers Materials”) by posting the Borrowers Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (B) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrowers or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrowers hereby agree that they will use commercially reasonable efforts to identify that portion of the Borrowers Materials that may be distributed to the Public Lenders and that (1) all such Borrowers Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (2) by marking Borrowers Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, any Affiliate thereof, the Arranger, the Lenders to treat such Borrowers Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrowers or their securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrowers Materials constitute Information, they shall be treated as set forth in Section 11.07); (3) all Borrowers Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (4) the Administrative Agent and the any Affiliate thereof and the Arranger shall be entitled to treat any Borrowers Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”
6.03Notices.
Promptly, but in any event within five (5) Business Days, notify the Administrative Agent and each Lender:
(a)of the occurrence of any Event of Default;
(b)of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect;
(c)of the occurrence of any ERISA Event;
(d)of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof, including any determination by the Borrowers referred to in Section 2.12(b); and
Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of each Borrower setting forth details of the occurrence referred to therein and to the extent applicable, stating what action the Borrowers have taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04Taxes.
Pay and discharge as the same shall become due and payable, all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the applicable Loan Party.
6.05Preservation of Existence, Etc.
(a)Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05;
(b)take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and
(c)preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.
6.06Maintenance of Properties.
(a)Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and obsolescence excepted; and
(b)make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
6.07Maintenance of Insurance.
(a)Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrowers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons of similar size, engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, including terrorism insurance.
(b)Evidence of Insurance. Cause the Administrative Agent to be named as lenders’ loss payable, loss payee or mortgagee, as its interest may appear, and/or additional insured with respect of any such insurance providing liability coverage or coverage in respect of any Collateral, and cause, unless otherwise agreed to by the Administrative Agent, each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent that it will endeavor to give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or cancelled (or ten (10) days prior notice in the case of cancellation due to the nonpayment of premiums). Annually, upon expiration of current insurance coverage at the written request of the Administrative Agent, the Loan Parties shall provide, or cause to be provided, to the Administrative Agent, such evidence of insurance as required by the

Administrative Agent, including: (i) certified copies of such insurance policies, (ii) evidence of such insurance policies (including, as applicable, ACORD Form 28 certificates (or similar form of insurance certificate), and ACORD Form 25 certificates (or similar form of insurance certificate)), (iii) declaration pages for each insurance policy and (iv) lender’s loss payable endorsement if the Administrative Agent for the benefit of the Secured Parties is not on the declarations page for such policy. As requested by the Administrative Agent, the Loan Parties agree to deliver to the Administrative Agent an Authorization to Share Insurance Information.
6.08Compliance with Laws.
Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.
6.09Books and Records.
Maintain proper books of record and account in all material respects, in which full, true and correct entries in material conformity with GAAP, except with respect to Foreign Subsidiaries which may be reported under the local law equivalent, consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be.
6.10Inspection Rights.
(a)Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrowers and at such reasonable times during normal business hours upon reasonable advance notice to the Borrowers; provided, however, when no Event of Default exists, not more than (1) such inspection shall be made in any fiscal year of the Borrowers; provided, however, further, that when an Event of Default exists the Administrative Agent (or any of its respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice, in each case under this Section 6.10(a), subject to requirements of confidentiality imposed by law or contract or requirements relating to attorney-client privilege.
(b)If requested by the Administrative Agent in its sole discretion, permit the Administrative Agent, and its representatives, upon reasonable advance notice to the Borrowers, to conduct an annual audit of the Collateral at the expense of the Borrowers; provided, however, when no Event of Default exists, not more than (1) such audit shall be made in any fiscal year of the Borrowers.
(c)If requested by the Administrative Agent in its reasonable discretion at any time after the occurrence and during the continuance of an Event of Default, promptly deliver to the Administrative Agent (i) asset appraisal reports with respect to all of the real and personal property owned by the Borrowers and their Subsidiaries, and (ii) a written audit of the accounts receivable, inventory, payables, controls and systems of their Borrowers and their Subsidiaries.

6.11Use of Proceeds.
Use the proceeds of the Term Loans (i) to repay in full the Original Credit Agreements Obligations, (ii) for working capital and general corporate purposes not in contravention of any Law or of any Loan Document, (iii) to pay the Restatement Date Distributions in cash to Parent and/or Ultimate Parent to the extent permitted hereunder, and (iv) in the case of the Incremental Term Loans, to pay the Incremental Term Loan Distributions, to the extent permitted hereunder.
6.12Material Contracts.
(i)Maintain each such Material Contract in full force and effect, except for expiry at the stated maturity thereof and, except, in any case, where the failure to do so, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect,
(ii)enforce each such Material Contract in accordance with its terms, except as determined by the Loan Parties or their Subsidiaries, as the case may be, to be in the best interest of the Loan Parties or their Subsidiaries, as the case may be,
(iii)during the continuance of an Event of Default, take all such action to such end as may be from time to time reasonably requested by the Administrative Agent and, upon request of the Administrative Agent made during the continuance of an Event of Default, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so.
6.13Covenant to Guarantee Obligations.
The Loan Parties will cause each of their Subsidiaries (other than any CFC) whether newly formed, after acquired or otherwise existing to promptly (and in any event within thirty (30) days after such Subsidiary is formed or acquired (or such longer period of time as agreed to by the Administrative Agent in its reasonable discretion)) become a Secured Guarantor hereunder by way of execution of a Joinder Agreement; provided, however, that (a) no Excluded Subsidiary shall be a Guarantor or Secured Guarantor, (b) no other Foreign Subsidiary shall be required to become a Guarantor or Secured Guarantor to the extent such Guaranty would reasonably be expected to result in a material adverse tax consequence for any Borrower and (c) no Excluded Subsidiary shall be a Guarantor or a Secured Guarantor. In connection therewith, the Loan Parties shall give notice to the Administrative Agent not less than three (3) days prior to creating a Subsidiary (or such shorter period of time as agreed to by the Administrative Agent in its reasonable discretion), or acquiring the Equity Interests of any other Person. In connection with the foregoing, the Loan Parties shall deliver to the Administrative Agent, with respect to each new Secured Guarantor to the extent applicable, substantially the same documentation required pursuant to Sections 4.01(b), (d), (e), (j) and 6.14 and such other documents or agreements as the Administrative Agent may reasonably request.
6.14Covenant to Give Security.
Except with respect to Excluded Property:

(a)Equity Interests and Personal Property. Each Loan Party will cause the Pledged Equity and the Borrowers will cause all of their respective tangible and intangible personal property now owned or hereafter acquired by them to be subject at all times to a first priority, perfected Lien (subject to Permitted Liens to the extent permitted by the Loan Documents) in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Secured Obligations pursuant to the terms and conditions of the Collateral Documents.
(b)Reserved.
(c)Landlord Waivers. In the case of (i) each headquarter location of the Borrowers, each other location where any significant administrative or governmental functions are performed and each other location where any Borrower maintain any books or records (electronic or otherwise) and (ii) any personal property Collateral located at any other premises leased by a Loan Party containing personal property Collateral with a value in excess of $700,000 at any one location and $1,800,000 in the aggregate at all such locations, the Borrowers will provide the Administrative Agent with such estoppel letters, consents and waivers from the landlords on such real property to the extent requested by the Administrative Agent (such letters, consents and waivers shall be in form and substance reasonably satisfactory to the Administrative Agent, it being acknowledged and agreed that any Landlord Waiver is satisfactory to the Administrative Agent).
(d)Accounts; Account Control Agreements. At all times from and after the Restatement Closing Date, the Loan Parties shall not open, maintain or otherwise have any deposit or other accounts (including securities accounts) at any bank or other financial institution, or any other account where money or securities are or may be deposited or maintained with any Person, other than (i) deposit accounts and securities accounts maintained with the Administrative Agent, (ii) deposit accounts that are maintained at all times with depositary institutions as to which the Administrative Agent shall have received a Qualifying Control Agreement, (iii) securities accounts that are maintained at all times with financial institutions as to which the Administrative Agent shall have received a Qualifying Control Agreement, (iv)  other deposit accounts, so long as at any time the balance in any such account does not exceed $50,000 and the aggregate balance in all such accounts does not exceed $150,000 and (v) accounts exclusively used for payroll, payroll taxes or employee benefits, to the extent the amounts on deposit therein do not exceed the amounts reasonably expected to be required for such purposes (the accounts described in clause (v), the “Excluded Accounts”).
(e)Further Assurances. At any time upon request of the Administrative Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may reasonably deem necessary to maintain in favor of the Administrative Agent, for the benefit of the Secured Parties, Liens and insurance rights on the Collateral that are duly perfected in accordance with the requirements of, or the obligations of the Loan Parties under, the Loan Documents and all applicable Laws.
6.15Further Assurances.
Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative

Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party.
6.16[Reserved].
6.17Compliance with Terms of Leaseholds.
Make all payments and otherwise perform all obligations in respect of all leases of real property to which any Borrower or any Subsidiary of a Borrower is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.
6.18Compliance with Environmental Laws.
Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits, except, in any case, where the failure to do so, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrowers nor any of their Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
ARTICLE VII
NEGATIVE COVENANTS
Each of the Loan Parties hereby covenants and agrees that on the Restatement Closing Date and thereafter until the Facility Termination Date, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:
7.01Liens.
Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for the following (the “Permitted Liens”):
(a)Liens pursuant to any Loan Document;

(b)Liens existing on the Restatement Closing Date and listed on Schedule 7.01 and any renewals, extensions or refinancings thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(b);
(c)Liens for Taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(d)Statutory Liens such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person; provided that a reserve or other appropriate provision shall have been made therefor;
(e)pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
(f)deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(g)easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
(h)Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 8.01(h);
(i)Liens securing Indebtedness permitted under Section 7.02(c); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;
(j)bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Borrower or any Subsidiary with any Lender, in each case in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing solely the customary amounts owing to such bank with respect to cash management and operating account arrangements; provided, that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;
(k)Liens arising out of judgments or awards not resulting in an Event of Default; provided the applicable Loan Party or Subsidiary shall in good faith be prosecuting an appeal or proceedings for review;

(l)Any interest or title of a lessor, licensor or sublessor under any lease, license or sublease entered into by any Loan Party or any Subsidiary thereof in the ordinary course of business and covering only the assets so leased, licensed or subleased;
(m)other Liens securing Indebtedness outstanding in an aggregate principal amount not to exceed the Threshold Amount, provided that no such Lien shall extend to or cover any Collateral;
(n)precautionary UCC financing statements filed with respect to any lease permitted by this Agreement; and
(o)Liens securing Indebtedness permitted under Section 7.02(l).
7.02Indebtedness.
Create, incur, assume or suffer to exist any Indebtedness, except:
(a)Indebtedness under the Loan Documents;
(b)Indebtedness outstanding on the date hereof and listed on Schedule 7.02 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension;
(c)Indebtedness in respect of Finance Lease Obligations, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $2,500,000;
(d)(i) [reserved], (ii) unsecured Indebtedness of a Subsidiary of a Borrower owed to such Borrower or a Subsidiary of such Borrower, which Indebtedness in the case of this clause (ii), shall (x) to the extent required by the Administrative Agent, be evidenced by promissory notes which shall be pledged to the Administrative Agent as Collateral for the Secured Obligations in accordance with the terms of the Security Agreement, (y) be on terms (including subordination terms) acceptable to the Administrative Agent and (z) be otherwise permitted under the provisions of Section 7.03 (“Intercompany Debt”); and (iii) to the extent constituting Indebtedness, Investments and other intercompany transactions by and between Borrowers and their Subsidiaries, which are permitted by the terms of Section 7.03 and/or Section 7.08;
(e)Guarantees of any Borrower or any Guarantor in respect of Indebtedness otherwise permitted hereunder of a Borrower or any Guarantor;
(f)unsecured Indebtedness not contemplated by the above provisions in an aggregate principal amount not to exceed $2,000,000 at any time outstanding; provided that the Loan Parties are in Pro Forma Compliance with each of the financial covenants set forth in Section 7.11;

(g)all Indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person;
(h)(i) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business (provided that such Indebtedness is extinguished within ten (10) Business Days of incurrence and (ii) endorsements for collection or deposit in the ordinary course of business;
(i)any subordinated Indebtedness that is subject to a subordination agreement in favor of the Administrative Agent in form and substance reasonably satisfactory to the administrative Agent and not in excess of $1,000,000 unless otherwise agreed by the Administrative Agent and the Required Lenders;
(j)contingent obligations in the ordinary course of business arising under indemnity provisions in Contractual Obligations;
(k)unsecured trade payables in the ordinary course of business and payable on normal trade terms and not otherwise prohibited by the terms of this Agreement;
(l)Indebtedness (i) in respect of the Existing Letter of Credit Obligations and replacements thereof and other commercial and trade letters of credit (including reimbursement obligations with respect to any such letters of credit) in the ordinary course of business consistent with past practice, (ii) pursuant to tenders, statutory obligations, bids, leases, governmental contracts, trade contracts, workers’ compensation claims, performance or completion guarantees, surety, stay, customs, appeal, performance and/or return of money bonds or other similar obligations incurred in the ordinary course of business, and (iii) bank guarantees, bankers’ acceptances, performance, bid, appeal and surety bonds, performance and completion guarantees, or similar obligations, in each case, in the ordinary course of business or consistent with past practice; and
(m)Indebtedness under any Secured Cash Management Agreement.
7.03Investments.
Make or hold any Investments, except:
(a)Investments held by the Borrowers and their Subsidiaries in the form of cash or Cash Equivalents;
(b)advances to officers, directors and employees of the Borrowers and their Subsidiaries in an aggregate amount not to exceed $150,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;
(c)(i) Investments by the Borrowers and their Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (ii) additional Investments by the Borrowers and their Subsidiaries in Loan Parties, (iii) additional Investments by Subsidiaries of the Borrowers that are not Loan Parties in other Subsidiaries that are not Loan Parties, (iv) so long as no Event of Default has occurred and is continuing or would result from such Investment, additional Investments by the Loan Parties in Subsidiaries that are not Loan Parties, including the Excluded

Subsidiary, the India Subsidiary and MagicJack and its Subsidiaries in an aggregate amount invested from the date hereof not to exceed $5,000,000 per fiscal year; and (v) Investments consisting of Equity Interests obtained in connection with any other Permitted Transfers;
(d)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(e)Guarantees permitted by Section 7.02;
(f)Investments existing on the date hereof (other than those referred to in Section 7.03(c)(i)) and set forth on Schedule 7.03;
(g)to the extent constituting Investments, transactions permitted pursuant to Section 7.08;
(h)Permitted Acquisitions;
(i)other Investments not contemplated by the above provisions not exceeding $5,000,000 in the aggregate in any fiscal year of the Borrowers; provided that no more than $2,500,000 in the aggregate in any fiscal year of the Borrowers under this Section 7.03(i) may be Investments not constituting securities in a securities account subject to a Qualifying Control Agreement; and
(j)Dispositions permitted by Section 7.05 and any transfer expressly excluded from the definition of “Disposition” herein.
7.04Fundamental Changes.
Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:
(a)any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Loan Party;
(b)any Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) another Subsidiary that is not a Loan Party or (ii) to a Loan Party, and may dissolve or liquidate;
(c)the Loan Parties may consummate any Permitted Loan Party Dissolution (and upon receipt by the Administrative Agent of (i) a certificate of dissolution for any such Dissolved Loan Party, duly filed with and accepted by the applicable Governmental Authority, and (ii) proof that any assets of such entities remaining at the time of dissolution have been transferred to a Loan Party, (A) all of the Dissolved Loan Party’s obligations under the Loan Documents shall be terminated, except to the extent that any such obligations survive termination as provided in the applicable Loan Document, (B), the Dissolved Loan Party will no longer be Loan Party under the Loan Documents, (C) and the Administrative Agent and the Lenders will owe no further obligations to the Dissolved Loan Party and the Dissolved Loan Party will have no further rights under the Loan Documents).
(d)any Borrower and any of its Subsidiaries may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, however, that in each case, immediately after giving effect thereto (i) in the case of any such merger to which a Borrower is a party, such Borrower is the surviving Person (or if such merger involves two Borrowers, one of such Borrowers is the surviving Person) and (ii) in the case of any such merger to which any Loan Party (other than a Borrower) is a party, such Loan Party is the surviving Person.
7.05Dispositions.
Make any Disposition or enter into any agreement to make any Disposition, except:
(a)Permitted Transfers;
(b)Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;
(c)Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;
(d)Dispositions permitted by Section 7.04 and any transfer expressly excluded from the definition of “Disposition” herein;
(e)other Dispositions so long as (i) the consideration paid in connection therewith shall be cash or Cash Equivalents paid contemporaneously with consummation of the transaction and shall be in an amount not less than the fair market value of the property disposed of, (ii) if such transaction is a Sale and Leaseback Transaction, such transaction is not prohibited by the terms of Section 7.14, (iii) such transaction does not involve the sale or other disposition of a minority Equity Interests in any Subsidiary, (iv) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other property concurrently being disposed of in a transaction otherwise permitted under this Section, and (v) the aggregate net book value of all of the assets sold or otherwise disposed of by the Loan Parties pursuant to this clause (e) and their Subsidiaries in all such transactions occurring after the Restatement Closing Date shall not exceed $2,000,000 in the aggregate during any fiscal year;
(f)the use and disposition of cash or Cash Equivalents to the extent not otherwise prohibited by this Agreement or the other Loan Documents;
(g)the disposition of accounts or payment intangibles (each as defined in the UCC) resulting from the compromise or settlement thereof in the ordinary course of business for less than the full amount thereof;
(h)the license or sublicense, to third parties in arm’s length commercial transactions in the ordinary course of business to the extent that the same does not interfere in any material respect with the business and operations of such Person;

(i)the swap or exchange of any property in the ordinary course of business for reasonably equivalent consideration;
(j)Dispositions of Inventory or the performance of services in the ordinary course of business; and
(k)the contribution by Parent of Lingo and its Subsidiaries to Holdco.
7.06Restricted Payments.
Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, other than with respect to Section 7.06(f) so long as no Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:
(a)any Subsidiary of any Loan Party may make Restricted Payments to any Loan Party;
(b)[reserved];
(c)the Borrower may make Permitted Distributions;
(d)the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in common Equity Interests of such Person;
(e)payments on subordinated indebtedness in accordance with the terms of the applicable subordination agreement;
(f)the Borrowers and the other Loan Parties may make Permitted Tax Distributions to the Parent and/or Ultimate Parent; and
(g)the Borrowers and the other Loan Parties may make payments to the Parent and/or Ultimate Parent pursuant to the terms of the shared services arrangements and other similar transactions contemplated by Section 7.08.
For the avoidance of doubt, the Borrowers and the other Loan Parties may make Permitted Tax Distribution without regard to any Event of Default.
7.07Change in Nature of Business.
Engage in any material line of business substantially different from those lines of business conducted by the Borrowers and their Subsidiaries on the date hereof or any business substantially related or incidental thereto.
7.08Transactions with Affiliates.
Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate (except in the case of any transactions with Affiliates involving an aggregate value or consideration of less than $50,000) of such Person other than (a) transactions which are entered into in the ordinary course of such Person’s business on fair and reasonable terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arm’s length transaction with a

Person other than an officer, director or Affiliate; (b) shared employee or services arrangements and other similar transactions by and among the Borrowers and any or all of their Subsidiaries, the Parent and/or the Ultimate Parent described in summary form on Schedule 7.08, as in existence on the Restatement Closing Date or as the same Schedule 7.08 may be updated from time to time in a manner acceptable to the Administrative Agent, provided that such acceptance may not be unreasonably withheld, conditioned or delayed, and (c) other ordinary course transactions by and among Borrowers and their Subsidiaries from and after the Restatement Closing Date on a cost plus basis or otherwise on terms no less favorable to the Borrowers and their Subsidiaries than would be able to be obtained from third parties on an arm’s length basis.
7.09Burdensome Agreements.
Enter into, or permit to exist, any Contractual Obligation (except for this Agreement and the other Loan Documents) that (a) encumbers or restricts the ability of any such Person to (i) to act as a Loan Party; (ii) make Restricted Payments to any Loan Party, (iii) pay any Indebtedness or other obligation owed to any Loan Party, (iv) make loans or advances to any Loan Party, or (v) create any Lien upon any of their properties or assets, whether now owned or hereafter acquired, except, in the case of clause (a)(v) only, for any document or instrument governing Indebtedness incurred pursuant to Section 7.02(c) or (i), and/or any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, or (b) requires the grant of any Lien on property for any obligation if a Lien on such property is given as security for the Secured Obligations, except for any Permitted Lien.
7.10Use of Proceeds.
Use the proceeds of any Term Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
7.11Financial Covenants.
(a)Consolidated Total Funded Debt Ratio. Permit the Consolidated Total Funded Debt Ratio as of the end of any Measurement Period ending as of the end of any fiscal quarter of the Borrowers set forth below to be greater than the ratio set forth below opposite such period:

Measurement Period Ending	Maximum Consolidated Total Funded Debt Ratio
March 31, 2025 and each fiscal quarter ending thereafter through and including December 31, 2026	2.00:1.00
March 31, 2027 and each fiscal quarter ending thereafter	1.50:1.00

(b)Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any Measurement Period ending as of the end of any fiscal quarter of the Borrowers, commencing with the fiscal quarter of the Borrowers ending March 31, 2025, to be less than 1.10:1.00.

(c)Equity Cure. In the event the Borrowers fail to comply with any covenant contained in Sections 7.11(a) or (b) for any Measurement Period (any such failure, a “Financial Covenant Default”), the Borrowers shall have the right to cure the resulting Event of Default on the following terms and conditions (the “Equity Cure Right”):
(i)If the Borrowers desire to cure any Financial Covenant Default, the Borrowers shall deliver to the Administrative Agent irrevocable written notice of the Borrowers’ intent to cure (a “Cure Notice”) no later than five (5) Business Days after the earlier of (x) the date on which financial statements and a Compliance Certificate executed by an Responsible Officer of each Borrower for the applicable fiscal quarter are required to be delivered and (y) the date on which financial statements and a Compliance Certificate for the applicable fiscal quarter were actually delivered. The Cure Notice shall set forth the calculation of the amount of the Equity Cure Investment necessary to cure the applicable Financial Covenant Default pursuant to the terms hereof (the “Financial Covenant Cure Amount”).
(ii)If the Borrowers deliver a Cure Notice, Ultimate Parent shall, directly or indirectly, purchase Equity Interests of Holdco that is not Disqualified Capital Stock or make a cash capital contribution to Holdco (collectively, an “Equity Cure Investment”) in an amount equal to the Financial Covenant Cure Amount, no later than ten (10) Business Days after the earlier of (x) the date on which financial statements and a Compliance Certificate for the applicable fiscal quarter are required to be delivered and (y) the date on which financial statements and a Compliance Certificate for the applicable fiscal quarter were actually delivered. The cash proceeds received by Holdco from such purchases or contributions shall be deemed to increase Consolidated Adjusted EBITDA on a dollar-for-dollar basis, and the amount of such increase may be included in a recalculation of the financial covenant(s) giving rise to the Financial Covenant Default for the fiscal quarter immediately preceding such purchase or contribution, as applicable, and, without duplication, for each of the following three fiscal quarters.
(iii)The Equity Cure Right shall not be exercised (x) in more than two (2) fiscal quarters in any four consecutive fiscal quarter period or (y) more than four (4) times during the term of this Agreement, and the amount of any Equity Cure Investment shall be no greater than the amount of Consolidated Adjusted EBITDA required to cause the Borrower to be in compliance with all financial covenants.
(iv)Upon timely receipt by Holdco of the cash proceeds from the Equity Cure Investment, and the immediate application of 100% of the proceeds thereof as a mandatory prepayment of the outstanding Term Loans, the applicable Financial Covenant Default shall be deemed cured.
(v)Any Term Loans prepaid with the proceeds of an Equity Cure Investment shall be deemed outstanding for the purpose of determining compliance with the financial covenants for the fiscal quarter being cured and the next three fiscal quarters.

7.12[Reserved].
7.13Amendments of Organization Documents; Fiscal Year; Legal Name, State of Formation; Form of Entity and Accounting Changes.
(a)Amend any of its Organization Documents in any manner adverse to the Administrative Agent or the Lenders;
(b)change its fiscal year;
(c)without providing ten (10) days prior written notice to the Administrative Agent (or such extended period of time as agreed to by the Administrative Agent), change its name, state of formation, form of organization or principal place of business; or
(d)make any change in accounting policies or reporting practices, except as required by GAAP.
7.14Sale and Leaseback Transactions.
Enter into any Sale and Leaseback Transaction.
7.15Prepayments, Etc. of Indebtedness.
Prepay, redeem, purchase, defease or otherwise satisfy or obligate itself to do so prior to the scheduled maturity thereof in any manner (including by the exercise of any right of setoff), or make any payment in violation of any subordination, standstill or collateral sharing terms of or governing any Indebtedness, except (a) the prepayment of the Term Loans in accordance with the terms of this Agreement, (b) regularly scheduled or required repayments or redemptions of Indebtedness under the Indebtedness set forth in Schedule 7.02 and refinancings and refundings of such Indebtedness in compliance with Section 7.02(b) and (c) as may be permitted by the terms of any subordination agreement in favor of the Administrative Agent.
7.16[Reserved].
7.17[Reserved].
7.18Sanctions.
Directly or indirectly, use the proceeds of the Term Loans, or lend, contribute or otherwise make available the proceeds of the Term Loans to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Arranger, Administrative Agent, or otherwise) of Sanctions.
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
8.01Events of Default.
Any of the following shall constitute an Event of Default:

(a)Non-Payment. The Borrowers or any other Loan Party fail to pay (i) when and as required to be paid herein, any amount of principal of the Term Loans, or (ii) within three (3) days after the same becomes due, any interest on the Term Loans or any fee due hereunder, or (iii) within five (5) days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
(b)Specific Covenants. (i) Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.05, 6.08, 6.11, Article VII or Article X or (ii) any of the Loan Parties fails to perform or observe any term, covenant or agreement contained in Sections 3 or 4 of the Security Agreement; or (ii) any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.10 or 6.12 and such failure remains un-remedied for a period of ten (10) days; or
(c)Other Defaults. Ultimate Parent, Parent, any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days; or
(d)Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrowers or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith (in each case other than forecasted, forward-looking information and projections) shall be incorrect or misleading when made or deemed made; or
(e)Cross-Default. (i) Ultimate Parent, Parent, any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts and as may be required by the terms of any subordination agreement in favor of the Administrative Agent) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, (or in the case of Ultimate Parent or Parent, $20,000,000) or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount (or in the case of Ultimate Parent or Parent, $20,000,000) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit, the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which Ultimate Parent, Parent, a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which Ultimate Parent, Parent, a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by

Ultimate Parent, Parent, such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount (or in the case of Ultimate Parent or Parent, $20,000,000); or
(f)Insolvency Proceedings, Etc. Ultimate Parent, Parent, any Loan Party or any Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for forty-five (45) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or
(g)Inability to Pay Debts; Attachment. (i) Ultimate Parent, Parent, any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or
(h)Judgments. There is entered against any Loan Party or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage) that has, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of twenty (20) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect, or (ii) any one or more non-monetary final judgments are entered that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of twenty (20) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(i)ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) any Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
(j)Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations arising under the Loan Documents, ceases to be in full force and effect in any material respect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document;
(k)Change of Control. There occurs any Change of Control; or
(l)Material Adverse Effect. Any Material Adverse Effect occurs.
Without limiting the provisions of Article VIII, if a Default shall have occurred under the Loan Documents, then such Default will continue to exist until it either is cured (to the extent specifically permitted) in accordance with the Loan Documents or is otherwise expressly waived by Administrative Agent (with the approval of requisite Required Lenders (in their sole discretion) as determined in accordance with Section 11.01; and once an Event of Default occurs under the Loan Documents, then such Event of Default will continue to exist until it is expressly waived by the Required Lenders or by the Administrative Agent with the approval of the Required Lenders, as required hereunder in Section 11.01.
8.02Remedies upon Event of Default.
If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)declare the unpaid principal amount of all outstanding Term Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers; and
(b)exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law or equity;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under the Bankruptcy Code of the United States, the unpaid principal amount of all outstanding Term Loans and all interest and other amounts as aforesaid shall automatically become due and payable, without further act of the Administrative Agent or any Lender.
8.03Application of Funds.
After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02) or if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all Secured Obligations then due hereunder, any amounts received on account of the Secured Obligations shall, subject to the provisions of Sections 2.15 and 2.17, be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including the reasonable and documented out-of-pocket fees, charges and disbursements of external counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal or interest) payable to the Lenders (including, if reimbursable hereunder, the fees, charges and disbursements of external counsel to the respective Lenders) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Term Loans and other Secured Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Term Loans and Secured Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them; and
Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Secured Obligations otherwise set forth above in this Section.
Notwithstanding the foregoing, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received a Secured Party Designation Notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.
ARTICLE IX
ADMINISTRATIVE AGENT
9.01Appointment and Authority.
(a)Appointment. Each of the Lenders hereby irrevocably appoints, designates and authorizes Banc of California to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither any Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)Collateral Agent. The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for the purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for the purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
9.02Rights as a Lender.
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial, advisory, underwriting or other business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.
9.03Exculpatory Provisions.
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and its Related Parties:
(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by the Administrative Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary), or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Any such action taken or failure to act pursuant to the foregoing shall be binding on all Lenders. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrowers or a Lender.
Neither the Administrative Agent nor any of its Related Parties have any duty or obligation to any Lender or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
9.04Reliance by Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, communication, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of the Term Loans, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of the Term Loans. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Restatement Closing Date specifying its objections.

9.05Delegation of Duties.
The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Term Loans as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
9.06Resignation of Administrative Agent.
(a)Notice. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)Removal of Administrative Agent. If the Person serving as the Administrative Agent is a Defaulting Lender pursuant to clause (e) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrowers and such Person remove such Person as the Administrative Agent and, in consultation with the Borrowers, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date
(c)Effect of Resignation. With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
9.07Non-Reliance on Administrative Agent and Other Lenders.
Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
9.08No Other Duties, Etc.
Anything herein to the contrary notwithstanding, none of the titles listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.
9.09Administrative Agent May File Proofs of Claim; Credit Bidding.
In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of the Term Loans shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.11, 2.12(b) and 11.04) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12(b) and 11.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.
The Loan Parties and the Secured Parties hereby irrevocably authorize the Administrative Agent, based upon the instruction of the Required Lenders, to (a) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Section 363 of the Bankruptcy Code of the United States or any similar Laws in any other jurisdictions to which a Loan Party is subject, or (b) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with applicable Law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of the Administrative Agent to credit bid and purchase at such sale or other disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of the Administrative Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the Secured Parties whose Secured Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Secured Obligations credit bid in relation to the aggregate amount of Secured Obligations so credit bid) in the asset or assets so purchased (or in the Equity Interests of the acquisition vehicle or vehicles that are used to consummate such purchase). Except as provided above and otherwise expressly provided for in this Agreement, in the other Loan Documents or in the other Collateral Documents, the Administrative Agent will not execute and deliver a release of any Lien on any Collateral. Upon request by the Administrative Agent or the Borrower at any time, the Secured Parties will confirm in writing the Administrative Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 9.09.
9.10Collateral and Guaranty Matters.
Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) irrevocably authorize the Administrative Agent, at its option and in its discretion:
(a)to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the Facility Termination Date, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document or Collateral Document, or (iii) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 11.01;

(b)to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i); and
(c)to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.
The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
9.11Secured Cash Management Agreements and Secured Hedge Agreements.
Except as otherwise expressly set forth herein, no Cash Management Bank or Hedge Bank that obtains the benefit of the provisions of Section 8.03, the Guaranty or any Collateral by virtue of the provisions hereof or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty or any Collateral Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements except to the extent expressly provided herein and unless the Administrative Agent has received a Secured Party Designation Notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements in the case of a Facility Termination Date.
9.12Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans;
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent and not, for the avoidance of doubt, to or for the benefit of Borrowers or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any other Loan Document or any documents related to hereto or thereto).
ARTICLE X
CONTINUING GUARANTY
10.01Guaranty.
Each Secured Guarantor hereby absolutely and unconditionally, jointly and severally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all Obligations and Additional Secured Obligations (for each Secured Guarantor, subject to the proviso in this sentence, its “Guaranteed Obligations”); provided that (a) the Guaranteed Obligations of a Secured Guarantor shall exclude any Excluded Swap Obligations with respect to such Secured Guarantor and (b) the liability of each Secured Guarantor individually with respect to this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable state law. The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Secured Guarantor, and conclusive for the purpose of establishing the amount of the Secured Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Secured Obligations or any instrument or agreement evidencing any Secured Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Secured Obligations which might otherwise constitute a defense to the obligations of the Secured Guarantors, or any of them, under this Guaranty, and each Secured Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing, in each case, except for the defense of payment of the Obligations in full and the occurrence of the Facility Termination Date.
10.02Rights of Lenders.
Each Secured Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Secured Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Secured Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Secured Obligations. Without limiting the generality of the foregoing, each Secured Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Secured Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Secured Guarantor.
10.03Certain Waivers.
Each Secured Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrowers or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrowers or any other Loan Party; (b) any defense based on any claim that such Secured Guarantor’s obligations exceed or are more burdensome than those of the Borrowers or any other Loan Party; (c) the benefit of any statute of limitations affecting any Secured Guarantor’s liability hereunder; (d) any right to proceed against the Borrowers or any other Loan Party, proceed against or exhaust any security for the Secured Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable Law limiting the liability of or exonerating guarantors or sureties, in each case, except for the defense of payment of the Obligations in full and the occurrence of the Facility Termination Date. Each Secured Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Secured

Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Secured Obligations. Each Secured Guarantor waives any rights and defenses that are or may become available to it by reason of §§ 2787 to 2855, inclusive, and §§ 2899 and 3433 of the California Civil Code.
10.04Obligations Independent.
The obligations of each Secured Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Secured Obligations and the obligations of any other guarantor, and a separate action may be brought against each Secured Guarantor to enforce this Guaranty whether or not the Borrowers or any other person or entity is joined as a party.
10.05Subrogation.
No Secured Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Secured Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full. If any amounts are paid to a Secured Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent to reduce the amount of the Secured Obligations, whether matured or unmatured.
10.06Termination; Reinstatement.
This Guaranty is a continuing and irrevocable guaranty of all Secured Obligations now or hereafter existing and shall remain in full force and effect until the Facility Termination Date. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrowers or a Secured Guarantor is made, or any of the Secured Parties exercises its right of setoff, in respect of the Secured Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Secured Guarantor under this paragraph shall survive termination of this Guaranty.
10.07Stay of Acceleration.
If acceleration of the time for payment of any of the Secured Obligations is stayed, in connection with any case commenced by or against a Secured Guarantor or the Borrowers under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by each Secured Guarantor, jointly and severally, immediately upon demand by the Secured Parties.
10.08Condition of Borrowers.
Each Secured Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrowers and any other guarantor such information concerning the financial condition, business and operations of the Borrowers and any such other guarantor as such Secured Guarantor requires, and that none of the Secured Parties has any duty, and such Secured

Guarantor is not relying on the Secured Parties at any time, to disclose to it any information relating to the business, operations or financial condition of the Borrowers or any other guarantor (each Secured Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).
10.09Appointment of Borrowers.
Each of the Secured Guarantors hereby appoints the Borrowers and the Borrowing Agent, where applicable, to act as its agent for all purposes of this Agreement and the other Loan Documents and agrees that (a) the Borrowers and the Borrowing Agent, where applicable, may execute such documents on behalf of such Secured Guarantor as the Borrowers or the Borrowing Agent, where applicable, deem(s) appropriate in their or its sole discretion and each Secured Guarantor shall be obligated by all of the terms of any such document executed on its behalf, (b) any notice or communication delivered by the Administrative Agent or the Lender to the Borrowers or the Borrowing Agent, where applicable, shall be deemed delivered to each Secured Guarantor and (c) the Administrative Agent or the Lenders may accept, and be permitted to rely on, any document, instrument or agreement executed by the Borrowers or the Borrowing Agent, where applicable, on behalf of each Secured Guarantor.
10.10Right of Contribution.
The Secured Guarantors agree among themselves that, in connection with payments made hereunder, each Secured Guarantor shall have contribution rights against the other Secured Guarantors as permitted under applicable Law.
10.11Keepwell.
Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty or the grant of a Lien under the Loan Documents, in each case, by any Specified Loan Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article X voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Secured Obligations have been indefeasibly paid and performed in full. Each Loan Party intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.
ARTICLE XI
MISCELLANEOUS
11.01Amendments, Etc.
No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)waive any condition set forth in Section 4.01, without the written consent of each Lender;
(b)extend or increase any Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition set forth in Section 4.01 or the waiver of any Default shall not constitute an extension or increase of any Commitment of any Lender);
(c)postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment; provided, however, that only the consent of the Required Lenders shall be necessary to postpone or rescind any obligation of the Borrowers to pay interest at the Default Rate;
(d)reduce the principal of, or the rate of interest specified herein on, the Term Loans, or (subject to clause (ii) of the third proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Margin that would result in a reduction of any interest rate on the Term Loans without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on the Term Loans or to reduce any fee payable hereunder;
(e)change (i) Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) the order of application of any prepayment of the Term Loans from the application thereof set forth in the applicable provisions of Section 2.07(g) in any manner that materially and adversely affects the Lenders without the written consent of the Required Lenders or (iii) 2.14(f) in a manner that would alter the pro rata application required thereby without the written consent of each Lender directly affected thereby;
(f)change any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or thereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
(g)release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;
(h)release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);
(i)release the Borrowers or permit the Borrowers to assign or transfer any of their rights or obligations under this Agreement or the other Loan Documents without the consent of each Lender; or
(j)impose any greater restriction on the ability of any Lender to assign any of its rights or obligations hereunder without the written consent of the Required Lenders;
and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, (A) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender, may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender; (B) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (C) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.
Notwithstanding anything to the contrary herein the Administrative Agent may, with the prior written consent of the Borrowers only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.
If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrowers may replace such Non-Consenting Lender in accordance with Section 11.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrowers to be made pursuant to this paragraph).
11.02Notices; Effectiveness; Electronic Communications.
(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax transmission or e-mail transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)if to the Borrowers or any other Loan Party, or the Administrative Agent, to the address, fax number, e-mail address or telephone number specified for such Person on Schedule 1.01(a); and
(ii)if to any other Lender, to the address, fax number, e-mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrowers).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by (fax transmission or e-mail transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).
(b)Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail address and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may each, in its or their discretion, agree to accept notices and other communications to it or to them hereunder by electronic communications pursuant to procedures approved by it or them, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail address or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWERS MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWERS MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWERS MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the

Borrowers, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’, any Loan Party’s or the Administrative Agent’s transmission of Borrowers Materials or any other Information through the Internet, telecommunications, electronic or other information transmission systems.
(d)Change of Address, Etc. Each of the Borrowers or the Administrative Agent may change its or their address, fax number or telephone number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, fax number or telephone number or e-mail address for notices and other communications hereunder by notice to the Borrowers or the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and e-mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one (1) individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrowers Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their securities for purposes of United States federal or state securities laws.
(e)Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party, in each case, except to the extent of the indemnified party’s own gross negligence or willful misconduct. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
11.03No Waiver; Cumulative Remedies; Enforcement.
No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.15), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.15, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
11.04Expenses; Indemnity; Damage Waiver.
(a)Costs and Expenses. The Loan Parties shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of external counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent (including the reasonable and documented fees, charges and disbursements of any external counsel for the Administrative Agent), (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided, that the reimbursement under this clause (ii) shall be limited to the reasonable and documented out-of-pocket costs of one firm of counsel for the Administrative Agent (plus local counsel) and (if applicable and reasonably necessary) one local counsel in each relevant material jurisdiction for Administrative Agent and (iii) after the occurrence and during the continuance of an Event of Default, also all reasonable and documented out-of-pocket expenses incurred by any Lender (including the reasonable and documented fees, charges and disbursements of any external counsel for any Lender), (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided, that the reimbursement under this clause (iii) shall be limited to the reasonable and documented out-of-pocket costs of one firm of counsel (plus local counsel) for the Lenders, taken as a whole (and, in the case of an actual or perceived conflict of interest, of another firm of counsel for such affected Lender, as applicable) and (if applicable and reasonably necessary) one local counsel in each relevant material jurisdiction for the Lenders).
(b)Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all actual and documented out-of-pocket losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of any external counsel for any Indemnitee provided that the same shall be limited to the reasonable and documented out-of-pocket costs of one firm of counsel (plus local counsel) to all Lenders (and, in the case of an actual or perceived conflict of interest, of another firm of counsel for such affected Lender) and (if applicable and reasonably necessary) and one firm of counsel (plus local counsel) to Administrative Agent and (if applicable and reasonably necessary) one local counsel in each relevant material jurisdiction for all Lenders and one local counsel in each relevant material jurisdiction for Administrative Agent and, solely in the case of a conflict of interest between Lenders, one additional primary counsel and (if applicable and reasonably necessary) one local counsel in each relevant material jurisdiction for each group of affected Lenders similarly situated and taken as a whole), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrowers or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) the Term Loans or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Loan Party or any of the Borrowers’ or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (y) result from a claim brought by the Borrowers or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrowers or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) arise out of any claim, litigation, investigation or proceeding brought by such Indemnitee solely against another Indemnitee (other than any claim, litigation, investigation or proceeding that is brought by or against Administrative Agent, acting in its capacity as Administrative Agent) that does not involve any act or omission of a Loan Party. Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the aggregate outstanding principal amount of the Term Loans at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lender’s pro rata share of the Term Loans (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.14(d).
(d)Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no party hereto shall assert, and each party hereto hereby waives, and acknowledges that no other Person shall have, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Term Loans or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
(e)Payments. All amounts due under this Section shall be payable not later than twenty (20) days after demand therefor.
(f)Survival. The agreements in this Section and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
11.05Payments Set Aside.
To the extent that any payment by or on behalf of the Borrowers is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
11.06Successors and Assigns.
(a)Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except neither the Borrowers nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Term Loan at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in subsection (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)in any case not described in subsection (b)(i)(A) of this Section, the principal outstanding balance of the Term Loan of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed).
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and the other Loan Documents with respect to the Term Loan assigned.
(iii)Required Consents. No consent shall be required for any assignment except (A) to the extent required by subsection (b)(i)(B) of this Section and (B) the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof.
(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a natural Person, (D) to any Person if such Person would be entitled to receive any greater payment under Section 3.01 or Section 3.04, with respect to such assigned rights and obligations, than the Lender from whom it acquired the applicable rights and obligations would have been entitled to receive, or (E) the Persons set forth on Schedule 11.06(b) as of the Restatement Closing Date and their respective Affiliates.
(vi)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of the Term Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon), Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the principal amounts (and stated interest) of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Term Loan; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participations.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(e) (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under subsection (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01, 3.04 or 3.05, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note or Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
11.07Treatment of Certain Information; Confidentiality.
(a)Treatment of Certain Information. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and will agree to keep such Information confidential on substantially the same terms as the terms hereof), (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) to the extent reasonably necessary in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder, (vii) on a confidential basis to (A) any rating agency in connection with rating the Borrowers or their Subsidiaries or the credit facilities provided hereunder or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, or (viii) with the consent of the Borrowers or to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers. For purposes of this Section, “Information” means all information received from the Borrowers or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(b)Non-Public Information. Each of the Administrative Agent and the Lenders acknowledges that (i) the Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.
(c)Press Releases. The Loan Parties and their Affiliates agree that they will not in the future issue any press releases or other public disclosure using the name of the Administrative Agent or any Lender or their respective Affiliates or referring to this Agreement or any of the Loan Documents without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), unless (and only to the extent that) the Loan Parties or such Affiliate is required to do so under law and then, in any event the Loan Parties or such Affiliate will consult with such Person before issuing such press release or other public disclosure.
(d)Customary Advertising Material. The Loan Parties consent to the publication by the Administrative Agent or any Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Loan Parties; provided that any such trademarks or logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Loan Parties or any of their Subsidiaries or the reputation or goodwill of any of them. Such consent shall remain effective until revoked by such Loan Party in writing to the Administrative Agent
11.08Right of Setoff.
If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the Obligations of the Borrowers or such Loan Party now or hereafter existing and then due and owing under this Agreement or any other Loan Document to such Lender or their respective Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured, secured or unsecured, or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (b) the

Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
11.09Interest Rate Limitation.
Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
11.10Counterparts; Integration; Effectiveness.
This Agreement and each of the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document, or any certificate delivered thereunder, by fax transmission or e-mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document or certificate. Without limiting the foregoing, to the extent a manually executed counterpart is not specifically required to be delivered under the terms of any Loan Document, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart. Banc of California may also execute this Agreement by electronic signature, whether digital or encrypted, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature. Without limitation, “electronic signature” shall include DocuSign signature, faxed or emailed versions of an original signature or electronically scanned and transmitted versions of an original signature, each of which shall be of the same legal effect, validity, or enforceability as a manually executed signature or the use of a paper-based record keeping system, as the case may be, to the extent and as provided for in any applicable law, including Electronic Signatures in Global and National Commerce Act, the California Uniform Electronic Transaction Act any other similar state laws based on the Uniform Electronic Transactions Act or the Uniform Commercial Code, and the parties hereto hereby waive any objection to the contrary.

11.11Survival of Representations and Warranties.
All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at any time. Such representations and warranties shall continue in full force and effect on each date made or deemed made pursuant to this Agreement or any other Loan Document as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
11.12Severability.
If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.
11.13Replacement of Lenders.
If the Borrowers are entitled to request a designation or assignment of a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, or if any Lender demands payment under Sections 3.01, 3.04 or 3.05, or if any other circumstance exists hereunder that gives the Borrowers the right to replace a Lender as a party hereto, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b)(iv);
(b)such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Term Loan, accrued interest thereon, and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c)in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d)such assignment does not conflict with applicable Laws; and
(e)in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
11.14Governing Law; Jurisdiction; Etc.
(a)GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA.
(b)SUBMISSION TO JURISDICTION. THE BORROWERS AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT THEY WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF CALIFORNIA SITTING IN THE COUNTY OF LOS ANGELES AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF CALIFORNIA, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH CALIFORNIA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE

BORROWERS OR ANY OTHER LOAN PARTY OR ITS OR THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)WAIVER OF VENUE. THE BORROWERS AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SUBSECTION (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
11.15Waiver of Jury Trial.
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
IN THE EVENT ANY LEGAL PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA (THE “COURT”) BY OR AGAINST ANY PARTY HERETO IN CONNECTION WITH ANY CLAIM AND THE WAIVER SET FORTH ABOVE IS NOT ENFORCEABLE IN SUCH PROCEEDING, THE PARTIES HERETO AGREE AS FOLLOWS:
WITH THE EXCEPTION OF THE MATTERS SPECIFIED IN THE IMMEDIATELY SUCCEEDING PARAGRAPH BELOW, ANY CLAIM SHALL BE DETERMINED BY A GENERAL REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1. THE PARTIES INTEND THIS GENERAL REFERENCE AGREEMENT TO BE SPECIFICALLY ENFORCEABLE. VENUE FOR THE REFERENCE PROCEEDING SHALL BE IN THE COUNTY OF LOS ANGELES, CALIFORNIA.
THE FOLLOWING MATTERS SHALL NOT BE SUBJECT TO A GENERAL REFERENCE PROCEEDING: (A) NON-JUDICIAL FORECLOSURE OF ANY SECURITY INTERESTS IN REAL

OR PERSONAL PROPERTY, (B) EXERCISE OF SELF-HELP REMEDIES (INCLUDING SET-OFF OR RECOUPMENT), (C) APPOINTMENT OF A RECEIVER, AND (D) TEMPORARY, PROVISIONAL, OR ANCILLARY REMEDIES (INCLUDING WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS, OR PRELIMINARY INJUNCTIONS). THIS AGREEMENT DOES NOT LIMIT THE RIGHT OF ANY PARTY TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (A) - (D) AND ANY SUCH EXERCISE OR OPPOSITION DOES NOT WAIVE THE RIGHT OF ANY PARTY TO PARTICIPATE IN A REFERENCE PROCEEDING PURSUANT TO THIS AGREEMENT WITH RESPECT TO ANY OTHER MATTER.
UPON THE WRITTEN REQUEST OF ANY PARTY, THE PARTIES SHALL SELECT A SINGLE REFEREE, WHO SHALL BE A RETIRED JUDGE OR JUSTICE. IF THE PARTIES DO NOT AGREE UPON A REFEREE WITHIN 10 DAYS OF SUCH WRITTEN REQUEST, THEN, ANY PARTY SHALL HAVE THE RIGHT TO REQUEST THE COURT TO APPOINT A REFEREE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 640(B). THE REFEREE SHALL BE APPOINTED TO SIT WITH ALL OF THE POWERS PROVIDED BY LAW. PENDING APPOINTMENT OF THE REFEREE, THE COURT SHALL HAVE THE POWER TO ISSUE TEMPORARY OR PROVISIONAL REMEDIES.
EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE REFEREE SHALL DETERMINE THE MANNER IN WHICH THE REFERENCE PROCEEDING IS CONDUCTED INCLUDING THE TIME AND PLACE OF HEARINGS, THE ORDER OF PRESENTATION OF EVIDENCE, AND ALL OTHER QUESTIONS THAT ARISE WITH RESPECT TO THE COURSE OF THE REFERENCE PROCEEDING. ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT WHEN ANY PARTY SO REQUESTS A COURT REPORTER AND A TRANSCRIPT IS ORDERED, A COURT REPORTER SHALL BE USED AND THE REFEREE SHALL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT. THE PARTY MAKING SUCH REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR AND PAY THE COSTS OF THE COURT REPORTER, PROVIDED THAT SUCH COSTS, ALONG WITH THE REFEREE’S FEES, SHALL ULTIMATELY BE BORNE BY THE PARTY WHO DOES NOT PREVAIL, AS DETERMINED BY THE REFEREE.
THE REFEREE MAY REQUIRE ONE OR MORE PREHEARING CONFERENCES. THE PARTIES HERETO SHALL BE ENTITLED TO DISCOVERY, AND THE REFEREE SHALL OVERSEE DISCOVERY IN ACCORDANCE WITH THE RULES OF DISCOVERY, AND SHALL ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE IN PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA.
THE REFEREE SHALL APPLY THE RULES OF EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA AND SHALL DETERMINE ALL ISSUES IN ACCORDANCE WITH CALIFORNIA SUBSTANTIVE AND PROCEDURAL LAW. THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF AND RULE ON ANY MOTION WHICH WOULD BE AUTHORIZED IN A TRIAL, INCLUDING MOTIONS FOR DEFAULT JUDGMENT OR SUMMARY JUDGMENT. THE REFEREE SHALL REPORT HIS OR HER DECISION, WHICH REPORT SHALL ALSO INCLUDE FINDINGS OF FACT AND CONCLUSIONS OF LAW. THE REFEREE SHALL ISSUE A DECISION AND PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE, SECTION 644, THE REFEREE’S DECISION SHALL BE ENTERED BY THE COURT AS A JUDGMENT IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT. THE FINAL JUDGMENT OR ORDER

FROM ANY APPEALABLE DECISION OR ORDER ENTERED BY THE REFEREE SHALL BE FULLY APPEALABLE AS IF IT HAS BEEN ENTERED BY THE COURT.
THE PARTIES RECOGNIZE AND AGREE THAT ALL CLAIMS RESOLVED IN A GENERAL REFERENCE PROCEEDING PURSUANT HERETO WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY HERETO KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION SHALL APPLY TO ANY DISPUTE BETWEEN THEM THAT ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.
11.16Subordination.
Each Loan Party (a “Subordinating Loan Party”) hereby subordinates the payment of all obligations and indebtedness of any other Loan Party owing to it, whether now existing or hereafter arising, including any obligation of any such other Loan Party to the Subordinating Loan Party as subrogee of the Secured Parties or resulting from such Subordinating Loan Party’s performance under this Guaranty, to the indefeasible payment in full in cash of all Obligations. If the Secured Parties so request, any such obligation or indebtedness of any such other Loan Party to the Subordinating Loan Party shall be enforced and performance received by the Subordinating Loan Party as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Secured Obligations, but without reducing or affecting in any manner the liability of the Subordinating Loan Party under this Agreement. Without limitation of the foregoing, so long as no Event of Default has occurred and is continuing, the Loan Parties may make and receive payments with respect to Intercompany Debt; provided, that in the event that any Loan Party receives any payment of any Intercompany Debt at a time when such payment is prohibited by this Section, such payment shall be held by such Loan Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to the Administrative Agent.
11.17No Advisory or Fiduciary Responsibility.
In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrowers and each other Loan Party acknowledge and agree, and acknowledge their Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent and any Affiliate thereof, the Arranger and the Lenders are arm’s-length commercial transactions between the Borrowers, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and, as applicable, its Affiliates and the Lenders and their Affiliates (collectively, solely for purposes of this Section, the “Lenders”), on the other hand, (ii) each of the Borrowers and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each of the Borrowers and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Administrative Agent and its Affiliates and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for the Borrowers, any other Loan Party or any of their respective Affiliates, or any other Person and (ii) neither the Administrative Agent, any of its Affiliates nor any Lender has any obligation to the Borrowers, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents;

and (c) the Administrative Agent and its Affiliates and the Lenders may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, any of its Affiliates nor any Lender has any obligation to disclose any of such interests to the Borrowers, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrowers and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, any of its Affiliates or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.
11.18Electronic Execution of Assignments and Certain Other Documents.
The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, California’s Uniform Electronic Transactions Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
11.19USA PATRIOT Act Notice.
Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and the other Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. The Borrowers and the other Loan Parties agree to, promptly following a request by the Administrative Agent or any Lender, provide all such other documentation and information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
11.20Borrowing Agency Provisions.
(a)Each Borrower hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity, whether verbally, in writing or through electronic methods to (i) borrow, (ii) sign and endorse notes, (iii) execute and deliver all instruments, documents, applications, security agreements, and all other certificates, notices, writings and further assurances now or hereafter required hereunder, (iv) make elections regarding interest rates, and (v) otherwise take action under and in connection with this Agreement and the other Loan Documents, all on behalf of and in the name such Borrower or the Borrowers, and hereby authorizes the Administrative Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.
(b)The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to the Borrowers and at their request. Neither the Administrative Agent nor any Lender shall incur liability to the

Borrowers as a result thereof. To induce the Administrative Agent and the Lenders to do so and in consideration thereof, each Borrower hereby indemnifies the Administrative Agent and each Lender and holds the Administrative Agent and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against the Administrative Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of the Borrowers as provided herein, the reliance by the Administrative Agent or any Lender on any request or instruction from Borrowing Agent to the Administrative Agent or any other action taken by the Administrative Agent or any Lender with respect to this Section 11.20 except due to willful misconduct or gross (not mere) negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).
(c)All Obligations shall be joint and several, and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted by the Administrative Agent or any Lender to any Borrower, the failure of the Administrative Agent or any Lender to give any Borrower notice of borrowing or any other notice, any failure of the Administrative Agent or any Lender to pursue or preserve its rights against any Borrower, the release by the Administrative Agent or any Lender of any Collateral now or thereafter acquired from any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by the Administrative Agent or any Lender to the other Borrowers or any Collateral for such Borrower’s Obligations or the lack thereof. Each Borrower waives all suretyship defenses.
11.21Waiver of Subrogation.
Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower may now or hereafter have against the other Borrowers or any other Person directly or contingently liable for the Obligations hereunder, or against or with respect to any other Borrowers’ property (including any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations.
11.22Amendment and Restatement; No Novation.
Borrowers, Secured Guarantors, the Lenders and Administrative Agent hereby agree that, effective upon the execution and delivery of this Agreement by each such party, the terms and provisions of the Original Credit Agreements shall be and hereby are amended, restated and superseded in their entirety by the terms and provisions of this Agreement. Nothing herein contained shall be construed as a substitution or novation of the obligations of Borrowers and Secured Guarantors outstanding under the Original Credit Agreements or instruments securing the same, which obligations shall remain in full force and effect, except to the extent that the terms thereof are modified hereby or by instruments executed concurrently herewith. Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of Borrowers, Secured Guarantors, or any other guarantor from any of its obligations or liabilities under the Original Credit Agreements or any of the security agreements, pledge agreements, mortgages, guaranties or other Loan Documents executed in connection therewith. Borrower and Secured Guarantors hereby (i) confirm and agree that each Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Restatement Closing Date all references in any such Loan Document to “the Credit Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Original Credit

Agreements shall mean the Original Credit Agreements as amended and restated by this Agreement; and (ii) confirms and agrees that to the extent that the Original Credit Agreements or any Loan Document executed in connection therewith purports to collaterally assign or pledge to Administrative Agent for the benefit of the Lenders, or to grant to the Administrative Agent for the benefit of the Lenders, a security interest in or lien on, any collateral as security for the Obligations from time to time existing in respect of the Original Credit Agreements, such pledge, collateral assignment or grant of the security interest or lien is hereby ratified and confirmed in all respects as a collateral assignment, pledge or grant to Administrative Agent for the benefit of the Lenders, and shall remain effective as of the first date it became effective.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWERS:    BRPI ACQUISITION CO LLC,
a Delaware limited liability company

By: /s/ Ananth Veluppillai
Name: Ananth Veluppillai
Title: President

UNITED ONLINE, INC.,
a Delaware corporation

By: /s/ Ananth Veluppillai
Name: Ananth Veluppillai
Title: President

YMAX CORPORATION,
a Delaware corporation

By: /s/ Ananth Veluppillai
Name: Ananth Veluppillai
Title: President

LINGO MANAGEMENT, LLC,
a Delaware limited liability company

By: /s/ Ananth Veluppillai
Name: Ananth Veluppillai
Title: Chief Executive Officer

Amended and Restated Credit Agreement

SECURED GUARANTORS:    NETZERO, INC.,
a Delaware corporation

By: /s/ Ananth Veluppillai
Name: Ananth Veluppillai
Title: President

JUNO ONLINE SERVICES, INC.,
a Delaware corporation

By: /s/ Ananth Veluppillai
Name: Ananth Veluppillai
Title: President

JUNO INTERNET SERVICES, INC.,
a Delaware corporation

By: /s/ Ananth Veluppillai
Name: Ananth Veluppillai
Title: President

CLASSMATES MEDIA CORPORATION,
a Delaware corporation

By: /s/ Ananth Veluppillai
Name: Ananth Veluppillai
Title: President

NETZERO MODECOM, INC.,
a Delaware corporation

By: /s/ Ananth Veluppillai
Name: Ananth Veluppillai
Title: President
Amended and Restated Credit Agreement

UNITED ONLINE ADVERTISING NETWORK, INC.,
a Delaware corporation

By: /s/ Ananth Veluppillai
Name: Ananth Veluppillai
Title: President

UNITED ONLINE WEB SERVICES, INC.,
a Delaware corporation

By: /s/ Ananth Veluppillai
Name: Ananth Veluppillai
Title: President

MAGICJACK HOLDINGS CORPORATION,
a Delaware corporation

By: /s/ Ananth Veluppillai
Name: Ananth Veluppillai
Title: President

MAGICJACK VOiP SERVICES, LLC,
a Delaware limited liability company

By: /s/ Ananth Veluppillai
Name: Ananth Veluppillai
Title: President

Amended and Restated Credit Agreement

MAGICJACK LP,
a Delaware limited partnership

By:    MAGICJACK HOLDINGS CORPORATION,
its General Partner

By: /s/ Ananth Veluppillai
Name: Ananth Veluppillai
Title: President

YMAX COMMUNICATIONS CORP. OF VIRGINIA,
a Virginia corporation

By: /s/ Ananth Veluppillai
Name: Ananth Veluppillai
Title: President

MAGICJACK SMB, INC.,
a Florida corporation

By: /s/ Ananth Veluppillai
Name: Ananth Veluppillai
Title: President

MARCONI WIRELESS HOLDINGS, LLC,
a Delaware limited liability company

By: /s/ Ananth Veluppillai
Name: Ananth Veluppillai
Title: President

BULLSEYE TELECOM, LLC,
a Michigan limited liability company

By: /s/ Ananth Veluppillai
Name: Ananth Veluppillai
Title: Chief Executive Officer
Amended and Restated Credit Agreement

BULLSEYE BUSINESS SOLUTIONS HOLDINGS, LLC,
a Michigan limited liability company

By: /s/ Ananth Veluppillai
Name: Ananth Veluppillai
Title: Chief Executive Officer

BANDWAVE SYSTEMS, L.L.C.,
a Pennsylvania limited liability company

By: /s/ Ananth Veluppillai
Name: Ananth Veluppillai
Title: Chief Executive Officer

BULLSEYE TELECOM OF VIRGINIA, LLC,
a Virginia limited liability company

By: /s/ Ananth Veluppillai
Name: Ananth Veluppillai
Title: Chief Executive Officer

LINGO TELECOM OF THE WEST, LLC,
a Delaware limited liability company

By: /s/ Ananth Veluppillai
Name: Ananth Veluppillai
Title: Chief Executive Officer

IMPACT ACQUISITION, LLC,
a Delaware limited liability company

By: /s/ Ananth Veluppillai
Name: Ananth Veluppillai
Title: Chief Executive Officer
Amended and Restated Credit Agreement

LINGO TELECOM, LLC,
a Texas limited liability company

By: /s/ Ananth Veluppillai
Name: Ananth Veluppillai
Title: Chief Executive Officer

LINGO TELECOM OF VIRGINIA, LLC,
a Virginia limited liability company

By: /s/ Ananth Veluppillai
Name: Ananth Veluppillai
Title: Chief Executive Officer

LINGO COMMUNICATIONS OF KENTUCKY, LLC,
a Georgia limited liability company

By: /s/ Ananth Veluppillai
Name: Ananth Veluppillai
Title: Chief Executive Officer
Amended and Restated Credit Agreement

ADMINISTRATIVE AGENT:     BANC OF CALIFORNIA, successor-in-interest to
BANC OF CALIFORNIA, National Association

By:/s/Carlos Ramos
Name: Carlos Ramos
Title: Executive Vice President

Amended and Restated Credit Agreement

LENDERS:     BANC OF CALIFORNIA, successor-in-interest to
BANC OF CALIFORNIA, National Association

By:/s/Carlos Ramos
Name: Carlos Ramos
Title: Executive Vice President
Amended and Restated Credit Agreement